Exhibit 2.2

Execution Version

CONTRIBUTION AGREEMENT

by and among

KFM HOLDCO, LLC,

KINGFISHER MIDSTREAM, LLC

SILVER RUN ACQUISITION CORPORATION II

and, solely for purposes of Sections 10.9 and 11.13, the Contributor Members party hereto

Dated as of August 16, 2017

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CONSTRUCTION		1

1.1	Definitions	1
1.2	Rules of Construction	21

ARTICLE II CONTRIBUTION AND CLOSING		22

2.1	Buyer Contribution	22
2.2	Contributor’s Contribution and Consideration	22
2.3	Closing	23
2.4	Closing Deliveries by Contributor	23
2.5	Closing Deliveries by Buyer	24
2.6	Contribution Price Adjustments	25
2.7	Earn-Out Consideration	27
2.8	Withholding	28

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTOR		29

3.1	Organization	29
3.2	Authority	29
3.3	No Conflicts; Consents and Approvals	29
3.4	Governmental Approvals	29
3.5	Title to Interests	30
3.6	Legal Proceedings	30
3.7	Contributor Benefit Plans	30
3.8	Brokers	30
3.9	Accredited Investor; Investment Intent	30
3.10	Tax Matters	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		31

4.1	Organization	31
4.2	Authorization	31
4.3	No Conflicts; Consents and Approvals	31
4.4	No Defaults	32
4.5	Governmental Approvals	32
4.6	Capitalization; Rights to Acquire Equity	32
4.7	Insurance	32
4.8	Legal Proceedings	33
4.9	Compliance with Laws and Orders	33
4.10	Anti-Corruption and Sanctions	33
4.11	Financial Statements	34
4.12	Absence of Certain Changes or Events	34

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4.13	No Undisclosed Liabilities; Indebtedness	34
4.14	Taxes	35
4.15	Material Contracts	36
4.16	Company Real Property; Company Assets	39
4.17	Permits	40
4.18	Environmental Matters	40
4.19	Employees and Labor Matters	40
4.20	Employee Benefits	41
4.21	Regulatory Status	41
4.22	Capital Commitments	41
4.23	Related Party Transactions	42
4.24	Brokers	42
4.25	Credit Support Instruments	42
4.26	Parachute Payments	42
4.27	Information Supplied	42

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		42

5.1	Organization	42
5.2	Authority	42
5.3	No Conflicts	43
5.4	Governmental Approvals	43
5.5	Capital Structure	44
5.6	Capitalization of the General Partner and the Partnership	44
5.7	No Undisclosed Liabilities	45
5.8	SEC Documents; Controls	45
5.9	Legal Proceedings	46
5.10	Compliance with Laws and Orders	46
5.11	Brokers	46
5.12	Trust Account	46
5.13	Tax Matters	47
5.14	Information Supplied; Proxy Statement	47
5.15	Absence of Certain Changes or Events	47
5.16	No Default	47
5.17	Listing	47
5.18	Investment Company	48
5.19	Accredited Investor; Investment Intent	48
5.20	Opportunity for Independent Investigation	48

ARTICLE VI COVENANTS		49

6.1	Regulatory and Other Approvals	49
6.2	Access of Buyer	50
6.3	Conduct of Business	51
6.4	Certain Restrictions	51
6.5	Termination of Operator Agreement	54
6.6	D&O Indemnity	54
6.7	Tax Matters	55

6.8	Public Announcements; Confidentiality	59
6.9	Use of Certain Names	59
6.10	Distributions	59
6.11	Support Obligations	60
6.12	The Proxy Statement and the Special Meeting	60
6.13	Cooperation on Financing Matters	62
6.14	Further Assurances	63
6.15	Buyer Employees and Related Benefits	63
6.16	Exclusivity	65
6.17	Notice of Certain Events	66
6.18	Reasonable Best Efforts	67
6.19	Engagement Letters	67

ARTICLE VII BUYER’S CONDITIONS TO CLOSING		67

7.1	Contributor’s Representations and Warranties	67
7.2	Company Representations and Warranties	67
7.3	Performance	68
7.4	No Material Adverse Effect	68
7.5	Orders and Laws	68
7.6	HSR Act	68
7.7	Stockholder Approval	68
7.8	Concurrent Closing of Alta Mesa Contribution Agreement	68
7.9	NASDAQ Listing	68
7.10	Consents	69
7.11	Leverage Ratio	69

ARTICLE VIII CONTRIBUTOR’S CONDITIONS TO CLOSING		69

8.1	Representations and Warranties	69
8.2	Performance	69
8.3	Orders and Laws	69
8.4	HSR Act	70
8.5	Stockholder Approval	70
8.6	Concurrent Closing of Alta Mesa Contribution Agreement	70
8.7	NASDAQ Listing	70
8.8	Minimum Cash Consideration	70

ARTICLE IX TERMINATION		70

9.1	Termination	70
9.2	Effect of Termination	71
9.3	Specific Performance	71

ARTICLE X INDEMNIFICATION; WAIVERS; LIMITATIONS ON LIABILITY		71

10.1	Indemnity	71
10.2	Limitations of Liability	72
10.3	Waivers of Representations	74

10.4	Waiver of Remedies	75
10.5	Procedure with Respect to Third-Party Claims	76
10.6	Procedure with Respect to Direct Claims	77
10.7	Payments of Indemnity Amounts	77
10.8	Exclusive Remedy	79
10.9	Waiver of Claims	79
10.10	Access to Information	80

ARTICLE XI MISCELLANEOUS		80

11.1	Notice	80
11.2	Entire Agreement	81
11.3	Expenses	81
11.4	Disclosure	81
11.5	Waiver	82
11.6	Amendment	82
11.7	No Third Party Beneficiary	82
11.8	Assignment; Binding Effect	82
11.9	Headings	82
11.10	Invalid Provisions	82
11.11	Counterparts; Facsimile	83
11.12	Governing Law; Venue; and Jurisdiction	83
11.13	Trust Account Waiver	83
11.14	Attorney Waiver	84

EXHIBITS

Exhibit A	Form of A&R LP Agreement
Exhibit B	Form of Restrictive Covenant Agreement
Exhibit C	Form of Operating Transition Services Agreement
Exhibit D	Form of Amended and Restated Certificate of Incorporation
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Escrow Agreement

SCHEDULES

Schedule 1.1 —CapEx	CapEx Budget
Schedule 1.1-K(a)	Contributor Knowledge Individuals
Schedule 1.1-K(b)	Company Knowledge Individuals
Schedule 1.1-K(c)	Buyer Knowledge Individuals
Schedule 1.1-NWC	Net Working Capital Sample Calculation
Schedule 1.1-PL	Permitted Liens
Schedule 3.3	No Conflicts — Contributor
Schedule 3.4	Governmental Approvals — Contributor
Schedule 3.5	Title to Interests
Schedule 4.3	No Conflicts — Company
Schedule 4.5	Governmental Approvals — Company
Schedule 4.6	Contributed Interests
Schedule 4.7	Insurance
Schedule 4.8	Legal Proceedings
Schedule 4.9	Compliance with Laws and Orders
Schedule 4.11	Financial Statements
Schedule 4.13(a)	No Undisclosed Liabilities
Schedule 4.14	Taxes
Schedule 4.15(a)	Material Contracts
Schedule 4.15(c)	Enforceability of Material Contracts
Schedule 4.15(d)	Breaches or Defaults of Material Contracts
Schedule 4.16(a)	Company Real Property
Schedule 4.16(b)	Default of Real Property Lease
Schedule 4.16(d)	Easements
Schedule 4.17	Permits
Schedule 4.18	Environmental Matters
Schedule 4.19(a)	Available Employees
Schedule 4.19(c)	Employee Claims and Proceedings
Schedule 4.21	Regulatory Status
Schedule 4.22	Capital Commitments
Schedule 4.23	Related Party Transactions
Schedule 4.25	Credit Support Instruments
Schedule 5.4	Governmental Approvals — Buyer
Schedule 6.3	Conduct of Business
Schedule 6.4(a)	Certain Restrictions - Contributor
Schedule 6.4(b)	Certain Restrictions — Company
Schedule 6.11	Support Obligations
Schedule 6.15(e)	Retention Bonus Agreements

v

Schedule 7.10	Consents
Schedule 11.1	Notice Addresses

CONTRIBUTION AGREEMENT

This Contribution Agreement dated as of August 16, 2017 (this “Agreement”) is made and entered into by and among KFM Holdco, LLC, a Delaware limited liability company (“Contributor”), Kingfisher Midstream, LLC, a Delaware limited liability company (the “Company”), Silver Run Acquisition Corporation II, a Delaware corporation (“Buyer”), and, solely for purposes of Sections 10.9 and 11.13, the Contributor Members (as defined below). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, Contributor owns all of the issued and outstanding Interests in the Company (collectively with any other Interests issued after the date hereof in accordance with Section 6.4(b)(ii)), the “Contributed Interests”);

WHEREAS, for purposes of completing the Transactions (as defined below), Buyer formed SRII Opco GP, LLC, a Delaware limited liability company (the “General Partner”), and Buyer owns 100% of the issued and outstanding limited liability company interests in the General Partner;

WHEREAS, for purposes of completing the Transactions, the General Partner and Buyer formed SRII Opco, LP, a Delaware limited partnership (the “Partnership”), and Buyer owns 100% of the outstanding limited partner interests in the Partnership, and the General Partner has been designated as a non-economic general partner of the Partnership; and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to make the Buyer Contribution (as defined below) to the Partnership, and Contributor desires to make the Contributor’s Contribution (as defined below) to the Partnership, in each case in exchange for the consideration specified in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1                               Definitions.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“20-Day VWAP” means, as of a particular date, the average of the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on the Bloomberg page applicable to the Buyer Class A Common Stock (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by Buyer) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day for the 20 trading day period ending on the trading day immediately prior to such date (or, if such volume-weighted average price is unavailable, the market price of one share of such security on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with Buyer) retained for such purpose by Buyer).

“A&R LP Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the Partnership, in substantially the form attached hereto as Exhibit A.

“Accounting Principles” means, with respect to the calculation of any amount hereunder, that such amount was calculated in accordance with GAAP, applied in a manner consistent with the principles, practices, assumptions, policies and methodologies used by the Company in the preparation of the audited financial statements described in Section 4.11.

“Acquisition” means, with respect to any Person, any transaction, or any series of related transactions, consummated prior to the Closing Date, by which such Person or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation, general partnership, limited liability partnership or limited liability company, or division thereof, whether through the purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Additional Common Units” means that number of Common Units equal to the quotient obtained by dividing (x) the Cash Consideration (before giving effect to the proviso set forth in the second sentence of Section 2.2) minus the Available Funds, by (y) $10.00.

“Adjustment Amount” has the meaning given to it in Section 2.6(d).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise.  Notwithstanding the foregoing, for purposes of this Agreement:  (i) prior to Closing, the Company shall not constitute an Affiliate of any Person other than Contributor and the Contributor Members; (ii) from and after Closing, the Company shall constitute an Affiliate of Buyer; (iii) no Contributor Member shall be deemed to be an Affiliate of any other Contributor Member; and (iv) each Contributor Member shall be deemed an Affiliate of Contributor.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“Alta Mesa” means Alta Mesa Holdings, LP, a Texas limited partnership.

“Alta Mesa Cash Consideration” means the “Cash Consideration” as defined in the Alta Mesa Contribution Agreement.

“Alta Mesa Closing” means the “Closing” as defined in the Alta Mesa Contribution Agreement.

“Alta Mesa Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and among Buyer, High Mesa Holdings, LP, High Mesa Holdings GP, LLC, Alta Mesa Holdings, LP, Alta Mesa Holdings GP, LLC and the other parties thereto.

“Alta Mesa Contributor” means “Contributor” as such term is defined in the Alta Mesa Contribution Agreement.

“Amended and Restated Certificate of Incorporation” has the meaning given to it in Section 7.7 .

“Ancillary Agreements” means the Closing Certificates, the Escrow Agreement, the A&R LP Agreement, the Partnership Warrant Agreement, the Amended and Restated Certificate of Incorporation, the Registration Rights Agreement, the Operating Transition Services Agreement, the Restrictive Covenant Agreement and any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing.

“Anti-Corruption Laws” means all laws, rules and regulations of the United States, the United Nations, the United Kingdom, the European Union or any other Governmental Authority from time to time concerning or relating to bribery, money laundering, or corruption, including the UK Bribery Act and the FCPA.

“ARM” means ARM-M I, LLC, a Delaware limited liability company.

“Assets” of any Person means all assets, rights, Claims, Contracts, interests and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether owned or leased and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Available Employees” means those Operator Employees listed on Schedule 4.19(a).

“Available Funds” means (a) the amount in the Trust Account on the Closing Date, plus the proceeds of the Forward Purchase Agreements, minus the amount to be paid to holders of Buyer Class A Common Stock that timely exercise and do not waive their Buyer Stockholder Redemption Right in respect of any of the Transactions, the transactions contemplated by the Alta Mesa Contribution Agreement or the transactions contemplated by the Riverstone Contribution Agreement, minus the amount of any deferred underwriting commissions payable by Buyer to the underwriters in the IPO, less (b) the Alta Mesa Cash Consideration.

“Balance Sheet Date” has the meaning given to it in Section 4.11(a).

“Banking Fee Estimate” has the meaning given to it in Section 2.6(a)

“Banking Fees” means an amount equal to the fees due by the Company under the Engagement Letters.

“Benefit Plan” means (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) any plan that would be an “employee benefit plan” if it was subject to ERISA, such as foreign plans and plans for directors, (c) any equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity, or other equity plan (whether qualified or nonqualified), (d) each bonus, deferred compensation or incentive compensation plan, (e) any personal, vacation, holiday and sick or other leave policy, and (f) any other plan, policy, Contract, program or arrangement (whether written or unwritten) providing compensation or benefits to any employee or other individual service provider.

“Business Combination” has the meaning set forth in the Prospectus.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement.

“Buyer Board” means the board of directors of Buyer.

“Buyer Board Recommendation” has the meaning given to it in Section 6.12(d).

“Buyer Class A Common Stock” means the Class A common stock of Buyer, par value $0.0001 per share.

“Buyer Class B Common Stock” means the Class B common stock of Buyer, par value $0.0001 per share.

“Buyer Class C Common Stock” has the meaning given to it in Section 2.2.

“Buyer Common Stock” means the Buyer Class A Common Stock and Buyer Class B Common Stock.

“Buyer Contribution” has the meaning given to it in Section 2.1.

“Buyer Employer” has the meaning given to it in Section 6.15(a).

“Buyer Fundamental Representations” means those representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6 and 5.11.

“Buyer Indemnified Parties” has the meaning given to it in Section 10.1(a).

“Buyer Material Adverse Effect” means, any occurrence, condition, change, development, event, circumstance or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries taken as a whole or (ii) prevents, materially delays or materially impairs the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions.

“Buyer Preferred Stock” has the meaning given to it in Section 5.5.

“Buyer Public Securities” has the meaning given to it in Section 5.17.

“Buyer Series A Preferred Stock” means the three shares of Series A preferred stock, par value $0.0001 per share, of Buyer.

“Buyer Series B Preferred Stock” means the Series B preferred stock, par value $0.0001 per share, of Buyer.

“Buyer Related Persons” has the meaning given it in Section 10.9(b).

“Buyer Stockholder Redemption Right” means the right held by holders of the shares of Buyer Class A Common Stock to redeem all or a portion of their shares of Buyer Class A Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Buyer to pay certain Taxes, divided by (b) the number of then outstanding shares of Buyer Class A Common Stock issued in connection with the IPO.

“Buyer Warrants” has the meaning given to it in Section 5.5.

“Calculation Period” means the four quarter period most recently ended as of the last Business Day of the calendar quarter ending prior to (or on) the Closing Date.

“Cap Amount” has the meaning given to it in Section 10.2(d).

“CapEx Amount” means the amount paid by the Company or any of its Subsidiaries, during the period beginning on the Execution Date and ending on the Closing Date, with regards to the construction of midstream assets, including assets relating to the gathering, compression, collection, storage, processing, treating, dehydration or transportation of Hydrocarbons.

“CapEx Budget” means the budgeted capital expenditures set forth in Schedule 1.1-CapEx.

“CapEx Credit Agreement” means that certain Credit Agreement, dated August 8, 2017, by and among the Company (as borrower), ABN AMRO Capital USA LLC (as administrative agent and LC issuer) and certain other financial institutions (as lenders).

“CapEx Estimate” has the meaning given to it in Section 2.6(a).

“Capital Leases” means, as applied to any Person, any lease of any property by such Person or any of its Subsidiaries as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash” means, with respect to any Person, the cash and cash equivalents of such Person and its Subsidiaries determined in accordance with GAAP.

“Cash Consideration” has the meaning given to it in Section 2.2.

“Change in Recommendation” has the meaning given to it in Section 6.12(d).

“Claim” means any demand, claim, action, investigation, Proceeding (whether at law or in equity) or arbitration by or before any Governmental Authority or arbitrator.

“Claiming Party” has the meaning given to it in Section 10.5(a).

“Closing” means the consummation of the Transactions.

“Closing Certificates” means the officer’s certificates referenced in Sections 2.4(e), 2.4(f), and 2.5(h).

“Closing Date” means the date on which Closing occurs.

“Closing Date Statement” has the meaning given to it in Section 2.6(c).

“Closing Debt” means the Indebtedness of the Company and its Subsidiaries as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning given to it in Section 2.1.

“Company” has the meaning given to it in the introduction to this Agreement.

“Company Fundamental Representations” means those representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.3(c) 4.6, 4.12(a) and 4.24.

“Company LLC Agreement” means the Third Amended and Restated Liability Company Agreement of the Company, dated August 4, 2017.

“Company Real Property” means (i) all real property and interests in real property, including any fee interests, owned by the Company, (ii) all leases, subleases or other similar instruments of real property (“Real Property Leases”) in which the Company holds a lease hold or similar interest and (iii) the Easements.

“Company Related Party Transaction” means any agreement, arrangement or other transaction that if in effect on the date hereof would be required to be disclosed on Schedule 4.23.

“Company Released Claims” has the meaning given it in Section 10.9(b).

“Confidential Information” means any and all confidential, proprietary or otherwise non-public information that (i) (x) became known by or was in the possession of Contributor on or prior to Closing and (y) pertains to the Company and its Subsidiaries or their respective Assets, Liabilities, personnel or businesses or (ii) (x) has been disclosed to, become known by or made available to Contributor on or prior to the Closing and (y) pertains to Buyer or any Affiliate or Representative of Buyer.

“Confidentiality Agreement” means that certain confidentiality agreement between the Company and Riverstone Investment Group LLC, dated as of April 10, 2017.

“Consolidated Net Income” means, with respect to any Person and its Subsidiaries, for any period, the net income (or loss) for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Contract” means any agreement, contract, lease, sublease, license, evidence of indebtedness for borrowed money, mortgage, indenture, note, purchase order, binding bid, letter of credit, instrument, security agreement, undertaking, obligation or commitment to which a Person is bound, whether oral or written.

“Contributed Interests” has the meaning given to it in the recitals to this Agreement.

“Contribution Price” has the meaning given to it in Section 2.2.

“Contributor” has the meaning given to it in the introduction to this Agreement.

“Contributor 401(k) Plan” has the meaning given to it in Section 6.15(e).

“Contributor Adjustment Amount” has the meaning given to it in Section 2.6(d).

“Contributor Appointees” means all current and former officers, managers, directors and similar persons of the Company that are or were employees of Contributor or any of its Affiliates.

“Contributor Fundamental Representations” means those representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, and 3.8.

“Contributor Indemnified Parties” has the meaning given to it in Section 10.1(b).

“Contributor Members” means each of (a) ARM — M I, LLC, a Delaware limited liability company, (b) HMS Kingfisher HoldCo, LLC, a Delaware limited liability company, (c) Mezzanine Partners II Delaware Subsidiary, LLC (f/k/a Highbridge Principal Strategies — Mezzanine Partners II Delaware Subsidiary, LLC), a Delaware limited liability company, (d)

KFM Offshore, LLC, a Delaware limited liability company, (e) KFM Institutional, LLC, a Delaware limited liability company, (f) AP Mezzanine Partners II, L.P. (f/k/a Highbridge Principal Strategies — AP Mezzanine Partners II, L.P.), a Delaware limited partnership, and (g) Jade Real Assets Fund, L.P. (f/k/a Highbridge Principal Strategies — Jade Real Assets Fund, L.P.), a Delaware limited partnership.

“Contributor Released Claims” has the meaning given to it in Section 10.9.

“Contributor Taxes” means (i) any Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period; (ii) Taxes of Contributor or the Contributor Members (including capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Company and its Subsidiaries) for any Tax period; (iii) Taxes for which the Company or any of its Subsidiaries (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time before the Closing Date; (iv) Taxes imposed on or payable by third parties with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated prior to the Closing Date; and (v) any withholding Taxes imposed with respect to payments to Contributor pursuant to this Agreement.

“Contributor’s Contribution” has the meaning given to it in Section 2.2.

“Contributor’s Marks” has the meaning given to it in Section 6.9.

“Current Assets” means the current assets of the Company, including cash, cash equivalents, and cash deposited by the Company in any reserve account (but excluding cash collateral posted as credit support by the Company), in each case, as determined in accordance with the Accounting Principles.

“Current Liabilities” means the current liabilities of the Company, as determined in accordance with the Accounting Principles; provided, however, that, for the purpose of determining Current Liabilities, any current portion of any Indebtedness shall be excluded from the definition of Current Liabilities.

“D&O Cap Amount” has the meaning given to it in Section 6.6.

“De Minimis Threshold” has the meaning given to it in Section 10.2(b).

“Debt” means, with respect to any Person, without duplication (i) indebtedness of such Person and its Subsidiaries for borrowed money, including, without limitation, obligations under letters of credit (but only to the extent drawn); (ii) obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of such Person and its Subsidiaries to pay the deferred purchase price of property or assets (whether real, personal, or mixed, tangible or intangible) or services (including, without limitation, obligations that are non-recourse to the credit of such Person and its Subsidiaries but are secured by the assets of such Person or any of its Subsidiaries, but excluding trade accounts payable); (iv) obligations of such Person or any of its Subsidiaries as lessee under Capital Leases and obligations of such Person or any of its Subsidiaries in respect of synthetic leases; (v) obligations of such Person or any of its Subsidiaries under any Hedge Contract; (vi) any obligations of such Person or any of its Subsidiaries owing in connection with any volumetric or production prepayments; (vii) obligations of such Person or any of its Subsidiaries under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person or any of its Subsidiaries to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above; and (viii) indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) secured by any Lien on or in respect of any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person or any of its Subsidiaries.

“Debt Estimate” has the meaning given to it in Section 2.6(a).

“Deductible Amount” has the meaning given to it in Section 10.2(c).

“Direct Claim” has the meaning given to it in Section 10.6.

“Disposition” means any sale, lease, transfer, assignment, farm-out, conveyance, or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest).

“Earn-Out Consideration” has the meaning given to it in Section 2.7(a)(ii).

“Earn-Out Payment” has the meaning given to it in Section 2.7(a)(ii).

“Easements” has the meaning given to it in Section 4.16(d).

“EBITDAX” means without duplication, for any Person and its Subsidiaries for any period, (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income, (i) Interest Expense, income taxes, depreciation, amortization, and exploration expenses, (ii) unrealized losses on Hedge Contracts and losses on Disposition of assets (including hedge monetizations) for such period outside the ordinary course of business (other than monetization of Hedge Contracts which would have otherwise been recognized within the 12-month period immediately following such period as a result of scheduled monthly settlements within such 12- month period), and (iii) other non-cash charges for such period, including non-cash losses under ASC 815 as a result of changes in the fair market value of derivatives but excluding, in any event, to the extent that such non-cash charges are reserved for cash charges to be taken in the future, minus (c) to the extent included in determining Consolidated Net Income, non-cash income for such period, including non-cash income under ASC 815 as a result of changes in the fair market value of derivatives, minus (d) to the extent included in determining Consolidated Net Income, the following gains or credits: unrealized gains on Hedge Contracts and gains on Disposition of assets (including hedge monetizations) outside the ordinary course of business; provided that, such EBITDAX shall be subject to pro forma adjustments for Acquisitions and Dispositions occurring during the Calculation Period assuming that such Acquisitions and/or Dispositions had occurred on the first day of the Calculation Period.

“Emergency” means taking any and all actions and making repairs, including implementing an emergency shutdown of any or all of the Assets, that are required or appropriate to avoid, prevent or mitigate (a) imminent harm to persons or property, including injury, illness or death or damage to the Assets or a material environmental condition; (b) violation of any applicable Law that could reasonably be expected to result in a material loss or liability to the Company; or (c) curtailment of service on the Assets.

“Engagement Letters” means (i) that certain engagement letter dated February 27, 2017, by and between J.P. Morgan Securities LLC and the Company, as amended on May 19, 2017, and (ii) that certain engagement letter dated February 27, 2017, by and between Barclays Capital Inc. and the Company.

“Environmental Claim” means any Claim or Loss arising out of or related to any violation of Environmental Law.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws of any Governmental Authority having jurisdiction over the Assets in question addressing pollution or protection of the environment, natural resources, or human health and safety (to the extent arising from exposure to Hazardous Materials), each as amended on or prior to the Closing Date.

“Equity Consideration” has the meaning given to it in Section 2.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such first entity, or that is a member of the same “controlled group” as such first entity pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means IberiaBank Corporation.

“Escrow Agreement” has the meaning given to it in Section 2.4(c).

“Escrow Amount” has the meaning given to it in Section 2.2.

“Escrow Funds” means, at any given time after Closing, any funds deposited into the Escrow Account.

“Estimated Adjustment Amount” has the meaning given to it in Section 2.6(b).

“Excess Adjustment Amount” has the meaning given to it in Section 2.6(d).

“Excess Escrow Amount” has the meaning given to it in Section 2.6(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” means the date on which the last of the Parties executes this Agreement.

“Expiration Date” has the meaning given to it in Section 10.2(a).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“FERC” has the meaning given to it in Section 4.21.

“Final Banking Fees” has the meaning given to it in Section 2.6(c).

“Final CapEx Amount” has the meaning given to it in Section 2.6(c).

“Final Closing Debt” has the meaning given to it in Section 2.6(c).

“Final NWC” has the meaning given to it in Section 2.6(c).

“Final Transaction Expenses” has the meaning given to it in Section 2.6(c).

“Financial Statements” has the meaning given to it in Section 4.11.

“Forward Purchase Agreements” means (i) the Forward Purchase Agreement between the Buyer and Riverstone VI SR II Holdings, L.P., dated as of March 17, 2017, pursuant to which Riverstone VI SR II Holdings, L.P. agreed to purchase an aggregate of up to 40,000,000 shares of the Buyer Class A Common Stock plus an aggregate of up to 13,333,333 warrants for an aggregate purchase price of up to $400,000,000 or $10.00 per unit and (ii) the Forward Purchase Agreement between the Buyer and Riverstone VI SR II Holdings, L.P., dated as of the Execution Date (the “Execution Date Forward Purchase Agreement”), pursuant to which Riverstone VI SR II Holdings, L.P. agreed to purchase an aggregate of up to 20,000,000 shares of the Buyer Class A Common Stock for an aggregate purchase price of up to $200,000,000 or $10.00 per unit.

“Fraud” means an actual and intentional misrepresentation or omission of a material fact which constitutes common law fraud. For the avoidance of doubt, “Fraud” expressly excludes constructive fraud, equitable fraud and promissory fraud.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” has the meaning given to it in the recitals to this Agreement.

“Governmental Approval” means any declaration or notification to, filing or registration with, or order, authorization, consent, clearance or approval of, any Governmental Authority.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, regulatory body, official instrumentality of the United States or any other nation, or any tribal, state, county, city, local or other political subdivision or similar governing entity.

“Hazardous Material” means and includes each substance regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, toxic substance, or similarly-regulated material under any Environmental Law, including any Hydrocarbons, explosives, radioactive materials, asbestos in any form, or polychlorinated biphenyls.

“Hedge Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, deferred premium commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master; excluding in the case of (a) and (b) any physical commodity purchase contracts described on Schedule 4.15.

“High Mesa Holdings” means High Mesa Holdings, L.P., a Delaware limited partnership.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas and other hydrocarbons produced or processed in association therewith, or any combination thereof, and any minerals produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane and gasoline) of any type or composition.

“Income Tax” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Indebtedness” means, with respect to any Person, and without duplication, (i) all indebtedness for borrowed money of such Person and all other indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable, including pursuant to the CapEx Credit Agreement or any other financing the proceeds of which are intended to fund capital expenditures of the Company; (ii) all indebtedness secured by any Lien on property owned subject to such Lien whether or not the indebtedness secured has been assumed; (iii) any liabilities in respect of any lease of real or personal property (or a combination thereof), which liabilities are required to be classified and accounted for under GAAP as a capital lease; (iv) all obligations in respect of letters of credit, to the extent drawn; (v) all obligations under forward currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements; (vi) all obligations of such Person to pay the deferred purchase price of property, equipment or services (other than accounts payable in the ordinary course of business); (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (viii) all guarantees with respect to liabilities of another Person of a type described in any of clauses (i) through (vii) above for the payment of which such first Person may be liable and (ix) any accrued interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of obligations referred to in clauses (i) through (viii) of this definition (excluding prepayment penalties under capital leases to the extent such capital leases are not required to be repaid in connection with the Transactions).

“Indemnitee” has the meaning given to it in Section 10.5(a).

“Indemnity Claim” means any claim for indemnification under this Agreement.

“Independent Accounting Firm” means KPMG LLP, or, if such firm declines to act as the Independent Accounting Firm, an independent accounting firm of national reputation that is selected by mutual agreement of Contributor and Buyer or, if Contributor and Buyer do not reach mutual agreement on the independent accounting firm to be selected within five (5) days after either Party first receives written notice from the other requesting such mutual agreement in connection with a requirement for such Independent Accounting Firm under this Agreement, then Buyer shall designate one firm of independent public accountants of good standing and Contributor shall designate another firm of independent public accountants of good standing, and the representatives of such firms shall select a third firm of independent public accountants of good standing, which third firm shall serve as the independent accounting firm for purposes of this Agreement.

“Intellectual Property” means the following intellectual property rights, both statutory and under common law, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interest” means, with respect to any Person:  (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Interest Expense” means, for any Person and its Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.

“Interest Hedge Agreement” mean, with respect to any Person, a Hedge Contract between such Person or any of its Subsidiaries, on the one hand, and one or more financial institutions, on the other hand, providing for the exchange of nominal interest obligations between such Person or any of its Subsidiaries and such financial institution or the cap of the interest rate on any Debt of such Person or any of its Subsidiaries.

“Interim Financials” has the meaning given to it in Section 4.11(b).

“Interim Period” has the meaning given to it in Section 6.2(a).

“IPO” has the meaning given to it in Section 11.13.

“IRS” means the Internal Revenue Service.

“Knowledge” means, (a) when used in a particular representation or warranty in this Agreement with respect to Contributor, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1-K(a), (b) when used in a particular representation or warranty in this Agreement with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1-K(b) and (c) when used in a particular representation or warranty in this Agreement with respect to Buyer, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1-K(c).

“Laws” means all laws (including common law), statutes, rules, regulations, ordinances and orders of any Governmental Authority.

“Leave Employee” has the meaning given to it in Section 6.15(b).

“Leverage Ratio” shall mean, with respect to a particular Person, as of a certain date, the ratio of (a) all Debt (other than obligations under Hedge Contracts) of such Person and its Subsidiaries (net of any Cash of such Person and its Subsidiaries) as of such date to (b) EBITDAX of such Person and its Subsidiaries for the Calculation Period.

“Liabilities” of any Person means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement, whether accrued, absolute, contingent, matured, unmatured or other.

“Lien” means any mortgage, pledge, security interest, lien or other similar encumbrance.

“Liquidity Event” means:

(a) The consummation of any merger, reorganization, business combination or consolidation of Buyer that results in any Person (other than an Affiliate of Contributor, which for purposes of the definition of Liquidity Event, shall not give effect to the last sentence of the definition of Affiliate) becoming the Beneficial Owner of more than fifty percent (50%) of the combined voting power of the voting securities of Buyer or the surviving company or the parent of such surviving company;

(b)                                 The consummation of a sale or disposition by Buyer of all or substantially all of the Buyer’s assets, other than a sale or disposition if the holders of the voting securities of Buyer outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets, or the stockholders of Buyer approve a plan of complete liquidation or dissolution of the Buyer; or

(c)                                  The consummation of any transaction described in the foregoing clauses (a) or (b) following which the voting securities of Buyer outstanding immediately prior thereto are no longer traded on a national securities exchange or registered under Section 12(b) or (g) under the Exchange Act.

“Liquidity Event Consideration” has the meaning given to it in Section 2.7(d).

“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any claim, default or assessment).  For all purposes of this Agreement, the term “Losses” shall not include any Non-Reimbursable Damages.

“Material Adverse Effect” means any occurrence, condition, change, development, event, circumstance or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, Assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole or (ii) prevents, materially delays or materially impairs the ability of Contributor or the Company from performing its obligations under this Agreement or to consummate the Transactions; provided, however, in no event shall any of the following, either alone or in combination with any other occurrence, condition, change, development, event, circumstance or effect, constitute a Material Adverse Effect pursuant to clause (i) only:  any occurrence, condition, change, development, event, circumstance or effect directly or indirectly resulting from (a) any change in economic conditions generally, including any change in markets for, or prices of, Hydrocarbons, or other commodities or supplies; (b) any change in general regulatory, social or political conditions, including any acts of war, sabotage or terrorist activities; (c) any change affecting any of the Hydrocarbon transportation, distribution, storage, processing or sales industries, generally, or the target markets or systems of the Company in particular; (d) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions; (e) any change in any Laws (including Environmental Laws) or GAAP; (f) any effects of weather (including any impact on customer use patterns), geological or meteorological events or other natural disaster; (g) any actions to be taken pursuant to the express terms of this Agreement, or taken at the request of or with the consent of Buyer; (h) the announcement or pendency of the Transactions; and (i) any failure by the Company to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period

(but not the events or circumstances contributing to or causing such failure); provided further, however, that any occurrence, condition, change, development, event, circumstance or effect referred to in clauses (a), (b), (c), (d), (e) or (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such occurrence, condition, change, development, event, circumstance or effect has a disproportionate effect on the business, Assets, condition (financial or otherwise) or results of operations of the Company or any of its Subsidiaries compared to other participants in the industries in which such affected Person conducts its businesses.

“Material Contracts” has the meaning given to it in Section 4.15(a).

“NASDAQ” means the NASDAQ Capital Market.

“Net Working Capital” means, with respect to the Company, as of the close of business on the day immediately prior to the Closing Date, the Current Assets minus the Current Liabilities, as determined in accordance with the accounting policies, practices, procedures, methods, categorizations and techniques as were used in the preparation of Schedule 1.1-NWC (sample calculation of Net Working Capital), and in accordance with the Accounting Principles.

“Non-Reimbursable Damages” has the meaning given to it in Section 10.4(b).

“Notice” has the meaning given to it in Section 11.1(a).

“NWC Estimate” has the meaning given to it in Section 2.6(a).

“NWC Target” shall mean $0.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations and concessions and (b) all wells located on or producing from such leases and properties described in clause (a).

“Operating Transition Services Agreement” has the meaning given to it in Section 2.4(i).

“Operator” means Asset Risk Management, LLC.

“Operator Agreement” means that certain Amended and Restated Operating and Construction Management Agreement dated December 22, 2016 by and between the Company and the Operator.

“Operator Employees” means those individuals who are providing services to the Assets of the Company pursuant to the Operator Agreement.

“Order” means any writ, judgment, decree, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Authority (in each such case whether preliminary or final).

“Organizational Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, and such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person or which establish the legal personality of such Person.

“Outside Date” has the meaning given to it in Section 9.1(d).

“Partnership” has the meaning given to it in the recitals to this Agreement.

“Partnership Warrants” means warrants exercisable for Common Units on the terms and conditions identical to warrants to purchase Buyer Class A Common Stock outstanding on the date hereof.

“Party” or “Parties” means each of Buyer, the Company and Contributor.

“Pending Claim” has the meaning given to it in Section 10.7(c).

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, waivers, exemptions, franchises and similar consents granted by a Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed (i) not yet due or delinquent or (ii) being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any statutory or other Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by or on behalf of the Company, (c) all matters, both general and specific, that are disclosed (whether or not subsequently deleted or endorsed over) on any survey or in any title policies insuring a Company Real Property or any commitments therefor that have been made available to Buyer prior to the Execution Date or obtained by or on behalf of Buyer, (d) purchase money Liens arising in the ordinary course of business, (e) any other imperfection or irregularity of title and other Liens that would not reasonably be expected to materially interfere with or impair the use of the property burdened thereby, (f) zoning, planning, regulatory and other similar limitations and restrictions, all rights of any Governmental Authority to regulate the Company Real Property, and all matters of record, none of which, individually or in the aggregate, materially impairs the continued use and operation of the Company Real Property to which they relate in the conduct of the Company’s or an of its Subsidiaries’ business as presently conducted thereon, (g) the terms and conditions of the Permits of the Company or the Contracts listed on Schedule 4.15(a), (h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (i) Liens expressly identified in the Financial Statements and (j) the matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending before the Closing Date and that portion of any Straddle Period ending at the end of the day immediately prior to the Closing Date.

“Proceeding” means any complaint, lawsuit, action, suit, claim (including claim of a violation of Law) or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Prospectus” has the meaning given to it in Section 11.13.

“Proxy Statement” has the meaning given to it in Section 6.12(a).

“Real Property Leases” has the meaning given to it in the definition of Company Real Property.

“Records” means the Company’s books, records and files, including all Contracts and any and all title, Tax, financial, technical, engineering, environmental and safety records and information; provided that the foregoing shall expressly exclude any records or other information relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids.

“Registration Rights Agreement” means the Registration Rights Agreement by and between Contributor, the Alta Mesa Contributor, the Riverstone Contributor, Buyer and the other parties thereto, in substantially the form attached hereto as Exhibit E.

“Related Persons” has the meaning given to it in Section 10.9.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Reserved Units” has the meaning given to it in Section 10.7(c).

“Responding Party” has the meaning given to it in Section 10.5(a).

“Restrictive Covenant Agreement” means an agreement between Buyer and Operator in the form attached as Exhibit B.

“Restrictive Legend” has the meaning given to it in Section 10.7(c).

“Riverstone Closing” means the “Closing” as defined in the Riverstone Contribution Agreement.

“Riverstone Contribution Agreement” means that certain Contribution Agreement, dated as of the Execution Date, by and between the Riverstone Contributor and Buyer.

“Riverstone Contributor” means the “Contributor” as defined in the Riverstone Contribution Agreement.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly owned or controlled by, or (c) an individual that acts on behalf of, a country or territory that is subject to, or the target of, Sanctions, including a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ ofac/programs, or as otherwise published from time to time, to the extent that such program administered by OFAC is applicable to any such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ ofac/sdn/index.html, or as otherwise published from time to time or any other Sanctions-related list maintained by an applicable Governmental Authority.

“Sanctions” means any sanctions imposed, administered or enforced from time to time by any applicable Governmental Authority, including those administered by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the European Union, or any agency or subdivision of any of the foregoing, including any regulations, rules, and executive orders issued in connection therewith.

“Schedules” means the schedules attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning given to it in Section 5.8(a).

“Special Meeting” has the meaning given to it in Section 6.12(c).

“Stockholder Proposals” has the meaning given to it in Section 7.7.

“Straddle Period” has the meaning given to it in Section 6.7(a).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Support Obligations” has the meaning given to it in Section 6.11.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Tax Allocation Statement” has the meaning given to it in Section 6.7(i).

“Tax Matter” has the meaning given to it in Section 6.7(e)(i).

“Tax Participation Period” means the period during which the unpaid indemnity obligations of Contributor under this Agreement with respect to a Tax Return, Tax Matter or Tax Proceeding does not exceed the value of the Reserved Units available to satisfy such indemnity obligation pursuant to Section 10.7(c).

“Tax Proceeding” means any audit, litigation or other Proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes or purports to impose such Tax, and the agency (if any) charged with collection of such Tax for such Governmental Authority.

“Third Party Claim” has the meaning given to it in Section 10.5(a).

“Transaction Confidentiality Agreement” has the meaning given to it in Section 6.16(a).

“Transaction Expenses” means without duplication, (i) all fees, costs, expenses (to the extent unpaid as of the Closing Date) incurred by or on behalf of the Company or its Subsidiaries in connection with the negotiation, documentation and consummation of the Transactions, including all of the fees and expenses of Bracewell LLP (and all Taxes payable in connection with such amounts); (ii) all sale, “stay-around,” retention, change of control or transaction bonuses, severance payments, commission or other similar bonuses or payments payable to current or former employees, directors or consultants of the Company or any of its Subsidiaries as a result of or in connection with the Closing or as a result of any termination of employment occurring prior to the Closing (together with the amount of all employer-side employment, social insurance and other Taxes payable in connection therewith); and (iii) all employer-side employment, social insurance and other Taxes related to payments made in respect of any of the foregoing; provided, however, that the Banking Fees shall not be deemed Transaction Expenses.

“Transaction Expenses Estimate” has the meaning given to it in Section 2.6(a).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Date” has the meaning given to it in Section 6.15(b).

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees or charges incurred in connection with this Agreement and the Transactions.

“Transferred Employee” has the meaning given to it in Section 6.15(a).

“Trust Account” means that certain trust account at J.P. Morgan Chase Bank, N.A. established by Buyer into which a portion of the proceeds received by Buyer from its IPO have been deposited for the benefit of Buyer’s public stockholders.

“Trust Agreement” means the Investment Management Trust Agreement dated as of March 23, 2017, by and between Buyer and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“UK Bribery Act” means the United Kingdom Bribery Act 2010.

“Valuation Date” has the meaning given to it in Section 10.7(b).

“Willful and Material Breach” shall mean a material breach that is a consequence of an act undertaken by the breaching Party with the actual knowledge and intent that the taking of such act would constitute a breach of this Agreement.

1.2                               Rules of Construction.

(a)                                 All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.  The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the Execution Date.  Currency amounts referenced herein are in U.S. Dollars.  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c)                                  Time is of the essence in this Agreement.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)                                 All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)                                  Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(f)                                   Unless otherwise indicated, with respect to the Company, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of the Company.

ARTICLE II
CONTRIBUTION AND CLOSING

2.1                               Buyer Contribution.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall contribute to the Partnership, as a capital contribution, cash in the amount of the Available Funds plus the Alta Mesa Cash Consideration (the “Buyer Contribution”) in exchange for the issuance by the Partnership to Buyer of (a) a number of common units representing limited partner interests in the Partnership (“Common Units”) equal to the number of shares of Buyer Class A Common Stock outstanding at the Closing after the consummation of the Transactions (including shares of Buyer Class A Common Stock that are issued at the consummation of the Transactions upon conversion of the Buyer Class B Common Stock) and after any exercise by the holders of shares of Buyer Class A Common Stock of the Buyer Stockholder Redemption Right and (b) a number of Partnership Warrants equal to the number of Buyer Warrants outstanding at the Closing after the consummation of the Transactions.

2.2                               Contributor’s Contribution and Consideration.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Contributor shall contribute, assign, transfer, convey and deliver to the Partnership, free and clear of all Liens (other than transfer restrictions under applicable securities Laws), and Buyer shall, at the Closing, cause the Partnership to accept from Contributor, all of the Contributed Interests (including any Interests issued during the Interim Period pursuant to Section 6.4(b)(ii)) (the “Contributor’s Contribution”). As consideration for the Contributor’s Contribution, Buyer shall cause the Partnership to pay and deliver the following consideration to Contributor (subject to adjustment, and as adjusted, pursuant to Section 2.6, the “Contribution Price”): (a) 55,000,000 Common Units (the “Equity Consideration”), (b) cash in the amount of $800,000,000 plus the Estimated Adjustment Amount (the “Cash Consideration”), minus an amount equal to $5,000,000 (the “Escrow Amount”); and (c) the Earn-Out Consideration pursuant to the terms of Section 2.7; provided, however, that in the event that the Available Funds are less than the Cash Consideration and Contributor waives the condition to its obligations set forth in Section 8.8, then (i) the total Equity Consideration at Closing shall be increased by a number of Common Units equal to the Additional Common Units and (ii) the total Cash Consideration at Closing shall equal the Available Funds. In addition, at the Closing, Buyer shall issue to Contributor a number of shares of Class C common stock, par value $0.0001 per share, of Buyer (the “Buyer Class C Common Stock”) equal to the number of Common Units received by Contributor pursuant to this Section 2.2, and such Contributor shall separately pay Buyer an amount of cash equal to the number of shares of Buyer Class C Common Stock received multiplied by the par value for such shares.

2.3                               Closing.  Closing shall take place at the offices of Bracewell LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002 at 10:00 A.M. local time on the third Business Day after the conditions to Closing set forth in Articles VII and VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) have been either satisfied or waived by the Party for whose benefit such conditions exist, or on such other date and at such other time and place as Buyer and Contributor mutually agree in writing.  All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at Closing. The Closing shall be effective for all purposes at 12:01 A.M., local time, in Kingfisher County, Oklahoma, on the Closing Date.

2.4                               Closing Deliveries by Contributor.  At Closing, Contributor shall deliver, or shall cause to be delivered, the following:

(a)                                 to Buyer and the Partnership, a duly executed counterpart of the A&R LP Agreement, executed by Contributor;

(b)                                 to Buyer and the Partnership, a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b);

(c)                                  to Buyer, a duly executed counterpart of the Escrow Agreement, executed by Contributor, in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”);

(d)                                 to Buyer, a duly executed counterpart of the Restrictive Covenant Agreement, executed by Operator;

(e)                                  to Buyer, a certificate of Contributor, dated as of the Closing Date, signed by an authorized Person of Contributor, certifying that the conditions set forth in Sections 7.1 and 7.3 with respect to Contributor have been fulfilled;

(f)                                   to Buyer, a certificate of the Company, dated as of the Closing Date, signed by an authorized person of the Company, certifying that the conditions set forth in Section 7.2 and Section 7.3 with respect to the Company have been fulfilled;

(g)                                  to Buyer, evidence, in form and substance reasonably satisfactory to Buyer, demonstrating the resignation or removal of the Contributor Appointees;

(h)                                 to Buyer, a duly executed counterpart of the Registration Rights Agreement, executed by Contributor;

(i)                                     to Buyer, a duly executed counterpart of the Operating Transition Services Agreement executed by the Company and Operator, in substantially the form attached hereto as Exhibit C (the “Operating Transition Services Agreement”); and

(j)                                    to Buyer, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Buyer or the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.

2.5                               Closing Deliveries by Buyer.  At Closing, Buyer shall deliver, or shall cause to be delivered, the following:

(a)                                 to Contributor, a duly executed counterpart of the A&R LP Agreement, executed by Buyer and the General Partner;

(b)                                 to the Escrow Agent, a wire transfer of immediately available funds in an amount equal to the Escrow Amount for deposit into the Escrow Account;

(c)                                  to Contributor in book-entry or certificated form, the Equity Consideration, with the Common Units and the shares of Buyer Class C Common Stock comprising the Equity Consideration issued in the name of Contributor;

(d)                                 to the financial advisors party to the Engagement Letters, wire transfers to such accounts as Contributor shall have notified Buyer at least two Business Days prior to the Closing Date, in an aggregate amount equal to the Banking Fees;

(e)                                  to Contributor, by wire transfers of immediately available funds to such accounts as Contributor shall have notified Buyer at least two Business Days prior to the Closing Date, an amount equal to the Cash Consideration minus an amount equal to the Escrow Amount;

(f)                                   to Contributor, a duly executed counterpart of the Escrow Agreement, executed by Buyer and the Escrow Agent;

(g)                                  to Operator, a duly executed counterpart of the Restrictive Covenant Agreement, executed by Buyer;

(h)                                 to Contributor, a certificate of Buyer, dated as of the Closing Date, signed by an authorized Person of Buyer, certifying that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled;

(i)                                     to Contributor, a copy of the Amended and Restated Certificate of Incorporation file stamped by the Delaware Secretary of State evidencing that the same has been accepted for filing and filed with the Delaware Secretary of State;

(j)                                    to Contributor, a duly executed counterpart of the Registration Rights Agreement, executed by Buyer; and

(k)                                 to Contributor, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Contributor prior to the Closing Date to carry out the intent and purposes of this Agreement.

2.6                               Contribution Price Adjustments.

(a)                                 Contributor and Buyer shall cooperate and shall (in the case of Contributor, prior to the Closing and, in the case of Buyer, from and after Closing) exercise commercially reasonable efforts to provide each other access to the books, records and employees of the Company, during normal business hours, as are reasonably requested in connection with the matters addressed in this Section 2.6.  Not later than two Business Days prior to the expected Closing Date, Contributor shall deliver a statement containing Contributor’s good faith estimates, in accordance with the Accounting Principles, of (i) Net Working Capital (the “NWC Estimate”), (ii) the Closing Debt (the “Debt Estimate”), (iii) the Transaction Expenses (the “Transaction Expenses Estimate”), (iv) the CapEx Amount (the “CapEx Estimate”) and (v) the Banking Fees (the “Banking Fee Estimate”), together with reasonable supporting information and calculations. The existence of any dispute with respect to the NWC Estimate, the Debt Estimate, the Transaction Expenses Estimate, the CapEx Estimate or the Banking Fee Estimate shall not delay or otherwise affect Closing.

(b)                                 The “Estimated Adjustment Amount,” which may be positive or negative, shall mean an amount equal to (A) the NWC Estimate, minus (B) the NWC Target, minus (C) the Debt Estimate, minus (D) the Transaction Expenses Estimate, plus (E) the CapEx Estimate (subject to clause (e) below), minus (F) the Banking Fee Estimate.

(c)                                  Within sixty (60) days after the Closing Date, Buyer shall deliver a statement (the “Closing Date Statement”) containing Buyer’s good faith calculation of (i) Net Working Capital, (ii) the Closing Debt, (iii) Transaction Expenses, (iv) the CapEx Amount and (v) the Banking Fees, together with reasonable supporting information and calculations.  The Closing Date Statement shall be prepared in accordance with the Accounting Principles.  If Contributor objects to the Closing Date Statement, then Contributor shall provide Buyer with written notice thereof within 30 days after Contributor’s receipt of the Closing Date Statement and shall include reasonable detail regarding such specific objections together with supporting documentation.  If Buyer and Contributor fail to agree on such disputed items contained in the Closing Date

Statement within thirty (30) days from delivery by Contributor to Buyer of Contributor’s objection notice, then any Party may refer such dispute to the Independent Accounting Firm, and the Parties shall direct the Independent Accounting Firm to make a final and binding determination as to all matters in dispute (and only such matters) on a timely basis (and in any event within sixty (60) days after its engagement) and to promptly notify the Parties in writing of its resolution; provided that the Parties shall not permit the Independent Accounting Firm to assign a value to any particular item greater than the greatest value for such item claimed by any Party or less than the lowest value for such item claimed by any Party (except to the extent that the resolution of a disputed item results in a corresponding change to any other item).  The Independent Accounting Firm shall not have the power to modify or amend any term or provision of this Agreement.  Buyer, on the one hand, and Contributor, on the other, shall each bear and pay one-half of the fees and other costs charged by the Independent Accounting Firm.  If Contributor does not object to the Closing Date Statement within the time period and in the manner set forth in the third sentence of this Section 2.6(c) or if Contributor accepts the Closing Date Statement, the Net Working Capital, the Closing Debt, the Transaction Expenses, the CapEx Amount and the Banking Fees as set forth on the Closing Date Statement shall become final and binding upon the Parties for all purposes hereunder.  If Contributor does object to the Closing Date Statement within the time period and in the manner set forth in the third sentence of this Section 2.6(c), then the Closing Date Statement shall become final and binding for all purposes hereunder except with respect to, and only to the extent of, those matters expressly objected to by Contributor in such objection; provided, that where any matter to which Contributor expressly objects would, if decided in Contributor’s favor, warrant an adjustment to any other amount set forth on the Closing Date Statement, then notwithstanding the foregoing, such other amount shall become final and binding only after the matter to which Contributor expressly objects has been resolved and all applicable adjustments necessarily stemming therefrom have been made. The Net Working Capital as finally determined in accordance with this Section 2.6(c) shall be referred to as the “Final NWC,” the Closing Debt as finally determined in accordance with this Section 2.6(c) shall be referred to as the “Final Closing Debt,” the Transaction Expenses as finally determined in accordance with this Section 2.6(c) shall be referred to as the “Final Transaction Expenses,” the CapEx Amount as finally determined in accordance with this Section 2.6(c) shall be referred to as the “Final CapEx Amount,” and the Banking Fees as finally determined in accordance with this Section 2.6(c) shall be referred to as the “Final Banking Fees.”

(d)                                 The “Adjustment Amount”, which may be positive or negative, shall mean the amount equal to (A) the Final NWC minus the NWC Estimate, minus (B) Final Closing Debt minus the Debt Estimate, minus (C) the Final Transaction Expenses minus the Transaction Expenses Estimate, plus (D) the Final CapEx Amount minus the CapEx Estimate (subject to clause (e) below), minus (E) the Final Banking Fees minus the Banking Fee Estimate.

(i)                                     If the Adjustment Amount is a positive number, then, within five Business Days after such amount is so agreed or determined, Buyer shall pay to the Partnership an amount equal to the Adjustment Amount and cause the Partnership, in turn, to pay to Contributor an amount equal to the Adjustment Amount.

(ii)                                  If the Adjustment Amount is a negative number (the absolute value of such number, the “Contributor Adjustment Amount”), then, within five Business Days after such amount is agreed or determined, Contributor and Buyer shall submit joint written instructions to the Escrow Agent instructing the Escrow Agent to release Escrow Funds to the Partnership equal to the lesser of the Contributor Adjustment Amount and the Escrow Amount.  If the Contributor Adjustment Amount exceeds the Escrow Amount (the amount of such excess, the “Excess Adjustment Amount”), then Contributor shall also transfer Reserved Units to the Partnership with a value equal to the Excess Adjustment Amount (valued in accordance with this Section 10.7(b)).  If the Escrow Amount exceeds the Contributor Adjustment Amount (the “Excess Escrow Amount”), Contributor and Buyer shall submit joint written instructions to the Escrow Agent instructing the Escrow Agent to release Escrow Funds to Contributor equal to the Excess Escrow Amount.

(iii)                               Each of the foregoing payments shall be made by wire transfer of immediately available funds to an account designated by such recipient.

(e)                                  Notwithstanding anything herein to the contrary, for purposes of determining the Estimated Adjustment Amount and the Adjustment Amount, unless otherwise approved in writing by Buyer, neither the CapEx Estimate nor the Final Capex Amount, respectively, shall exceed the following:

(i)                                     if the Closing occurs on or prior to September 30, 2017, $50,000,000 (in the aggregate); and

(ii)                                  if the Closing occurs after September 30, 2017, (x) $50,000,000 plus (y) an amount equal to the product of (A) $600,000 and (B) the number of calendar days during the period beginning on October 1, 2017 and ending on the Closing Date.

2.7                               Earn-Out Consideration.

(a)                                 During the period beginning on the Closing Date and ending on the seven-year anniversary of the Closing Date,

(i)                                     promptly and in any event within 5 Business Days after the first date that the 20-Day VWAP equals or exceeds $14.00, Buyer shall cause the Partnership to issue 7,142,857 Common Units to Contributor; and

(ii)                                  promptly and in any event within 5 Business Days after the first date that the 20-Day VWAP equals or exceeds $16.00, Buyer shall cause the Partnership to issue 6,250,000 Common Units to Contributor (each issuance of Common Units pursuant to clauses (i) or (ii) above, an “Earn-Out Payment” and all Earn-Out Payments, collectively, the “Earn-Out Consideration”).

(b)                                 In the event that the Partnership shall issue any Common Units in satisfaction of an Earn-Out Payment, Buyer shall issue to Contributor, a number of shares of Buyer Class C Common Stock equal to the number of Common Units so issued, and Contributor shall separately pay Buyer an amount of cash equal to the number of shares of Buyer Class C Common Stock received multiplied by the par value of such shares. The right to receive the Earn-Out Consideration shall be transferrable on a share-by-share basis by Contributor to the same extent that the Common Units and shares of Buyer Class C Common Stock received by

Contributor pursuant to this Agreement are transferrable by Contributor; provided that Contributor and such transferees shall deliver notice to Buyer indicating the Common Units and shares of Buyer Class C Common Stock such transferee may be entitled to receive and an undertaking to indemnify Buyer and its Affiliates in the event of any dispute by Contributor or any such transferee or other Affiliate of Contributor or transferee with respect to any such transfer or the Common Units and/or shares of Buyer Class C Common Stock to be delivered in accordance therewith.

(c)                                  Notwithstanding anything to the contrary herein, (i) Contributor shall not be entitled to receive a particular Earn-Out Payment on more than one occasion, and (ii) in the event that, on a particular date, the 20-Day VWAP entitles Contributor to more than one Earn-Out Payment (each of which has not previously been paid), Contributor shall be entitled to receive each such Earn-Out Payment.

(d)                                 For purposes of this Agreement, “Liquidity Event Consideration” means the amount per share to be received by a holder of shares of Buyer Class A Common Stock in connection with a Liquidity Event, with any non-cash consideration valued as determined by the value ascribed to such consideration by the parties to such transaction.  In the event that the Liquidity Event Consideration is greater than the 20-Day VWAP hurdle with respect to any Earn-Out Payment not previously paid, then the corresponding Earn-Out Payment shall be made, and the applicable Common Units shall be deemed issued and outstanding, effective immediately prior to the consummation of such Liquidity Event and the holders thereof shall be entitled to receive the corresponding Liquidity Event Consideration.  Thereafter, Buyer shall cease to have any further obligation under Section 2.7(a) or this Section 2.7(d).  Any such Earn-Out Payment shall not be paid or payable in the event such Liquidity Event is not consummated and the Buyer will continue to have the obligations set forth in this Section 2.7.

(e)                                  If, prior to the termination of Buyer’s obligation to make any Earn-Out Payment, any change in the outstanding shares of Buyer Class A Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Earn-Out Payments and 20-Day VWAP targets set forth above shall be appropriately adjusted to reflect such change and to provide to Contributor the same economic effect as contemplated by this Section 2.7(a) prior to such change.

2.8                               Withholding.  Buyer and the Partnership shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Contributor such amounts as Buyer or the Partnership, as applicable, is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, however, that Buyer and Partnership shall notify Contributor of any amounts expected to be deducted and withheld at least five (5) Business Days prior to the Closing Date and the basis for such deduction and withholding.  Buyer or the Partnership, as applicable, shall reasonably cooperate with Contributor to reduce or eliminate any deductions and withholdings.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTOR

Subject to the disclosures made by Contributor in the Schedules, Contributor hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

3.1                               Organization.  Contributor is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

3.2                               Authority.  Contributor has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Contributor at Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery by Contributor of this Agreement and the Ancillary Agreements to be delivered by Contributor at Closing, and the performance by Contributor of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary organizational action.  This Agreement has been, and the Ancillary Agreements to be delivered by Contributor at Closing will at Closing be, duly and validly executed and delivered by Contributor and constitutes (or, in the case of the Ancillary Agreements to be delivered by Contributor at Closing will, at Closing, constitute) the legal, valid and binding obligation of Contributor enforceable against Contributor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3                               No Conflicts; Consents and Approvals.  Except (i) as disclosed on Schedule 3.3, (ii) for such filings as may be required under the HSR Act and (iii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates and assuming all Governmental Approvals required to be disclosed on Schedule 3.4 have been made or obtained, the execution and delivery by Contributor of this Agreement do not and the Ancillary Agreements to be delivered by Contributor at Closing, and the performance by Contributor of its obligations under this Agreement and such Ancillary Agreements do not:

(a)                                 violate or result in a breach of the Organizational Documents of Contributor; or

(b)                                 violate or result in a breach of any Law applicable to Contributor, except for such violations or breaches as would not reasonably be expected to result in a material adverse effect on Contributor’s ability to consummate the Transactions.

3.4                               Governmental Approvals.  No Governmental Approval is required to be made or obtained by Contributor in connection with Contributor’s execution, delivery and performance of this Agreement and the Ancillary Agreements to be delivered by Contributor at Closing or Contributor’s consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates, (b) as would not reasonably be expected to result in a material adverse effect on Contributor’s ability to consummate the Transactions, (c) for such filings as may be required under the HSR Act, and (d) as disclosed on Schedule 3.4.

3.5                               Title to Interests.  Contributor owns, holds of record and is the beneficial owner of all of the Contributed Interests free and clear of all Liens and restrictions on transfer other than those arising pursuant to (w) this Agreement, (x) the Organizational Documents of the Company, (y) applicable securities Laws, or (z) as set forth on Schedule 3.5.  Except as set forth in the Organizational Documents of the Company, Contributor has no outstanding options or other rights to acquire from the Company, and no obligation to sell, any shares of capital stock or other equity interest or voting securities of the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than the rights of Buyer to acquire the Contributed Interests pursuant to this Agreement.

3.6                               Legal Proceedings.  There is no Proceeding (filed by any Person other than Buyer or any of its Affiliates) pending or, to Contributor’s Knowledge, threatened against Contributor before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal or preventing or delaying any of the Transactions.

3.7                               Contributor Benefit Plans.  There does not now exist, nor do any circumstances exist that could result in, any liability to Buyer, the Company or their respective Affiliates for liabilities relating to any Benefit Plan sponsored, maintained, contributed to or required to be contributed to by Contributor or any ERISA Affiliate of Contributor, including any “benefit plan liability” of Contributor or any ERISA Affiliate of Contributor, that would be a liability following the Closing.  As used in the preceding sentence, the term “benefit plan liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, and (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

3.8                               Brokers.  Except for the Engagement Letters, Contributor and the Contributor Members have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, the General Partner, the Partnership or the Company could become liable or obligated.

3.9                               Accredited Investor; Investment Intent.  Contributor is an accredited investor as defined in Regulation D under the 1933 Act.  Contributor is acquiring the Equity Consideration and the Buyer Class C Common Stock for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, nor with any present intention of distributing or selling any of the Equity Consideration or the Buyer Class C Common Stock, in any event except in compliance with applicable federal and state securities Laws.

3.10                        Tax Matters.  Contributor was not formed with, and will not be used for, a principal purpose of permitting the Partnership to satisfy the 100 partner limitation contained in Section 1.7704-1(h)(1)(ii) of the Treasury Regulations promulgated under the Code.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the disclosures made by the Company in the Schedules, the Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

4.1                               Organization.  The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to conduct its business as it is now being conducted.  The Company is duly qualified or licensed to do business in Oklahoma.

4.2                               Authorization.  The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to be delivered by the Company at Closing, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery of this Agreement and the Ancillary Agreements to be delivered by the Company at Closing, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action on the part of the Company.  This Agreement has been, and the Ancillary Agreements to be delivered by the Company at Closing will at Closing be, duly and validly executed and delivered by the Company and, assuming this Agreement constitutes (or, in the case of the Ancillary Agreements to be delivered by the Company at Closing will, at Closing constitute) the valid and binding obligation of all the other parties, constitutes (or, in the case of the Ancillary Agreements to be delivered by the Company at Closing will, at Closing constitute) the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. Contributor, acting in its capacity as owner of all the Interests in the Company, and the Board of Managers of Contributor have approved the Transactions in all respects in accordance with the requirements of the limited liability company agreement of Contributor and the Company LLC Agreement.

4.3                               No Conflicts; Consents and Approvals.  Except (i) as disclosed on Schedule 4.3, (ii) for such filings as may be required under the HSR Act and (iii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates and assuming all Governmental Approvals required to be disclosed on Schedule 4.5 have been made or obtained, the execution and delivery by Contributor and the Company of this Agreement do not, and the performance by Contributor and the Company of their respective obligations under this Agreement does not:

(a)                                 violate or result in a breach of any of the Organizational Documents of the Company;

(b)                                 result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any material Lien (other than a Permitted Lien) pursuant to, any Contract to which the Company is a party or by which its Assets are bound, except as would not reasonably be expected to result in a material Liability to the Company; or

(c)                                  violate or result in a breach of any Law applicable to the Company except for such violations or breaches that would not reasonably be expected to result in a material Liability to the Company.

4.4                               No Defaults.  The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of the Company.

4.5                               Governmental Approvals.  No Governmental Approval is required to be made or obtained by or for the Company in connection with Contributor’s and the Company’s execution, delivery and performance of this Agreement or any Ancillary Agreement or Contributor’s and the Company’s consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates, (b) as would not reasonably be expected to result in a material Liability to the Company, (c) for such filings as may be required under the HSR Act, (d) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign and (e) as disclosed on Schedule 4.5.

4.6                               Capitalization; Rights to Acquire Equity.  Schedule 4.6 sets forth all of the issued and outstanding Interests of the Company.  The Contributed Interests have been validly issued, are fully paid (to the extent required under the Company LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act).  The Contributed Interests constitute all of the issued and outstanding Interests in the Company.  Except as set forth in the Organizational Documents of the Company, there are no outstanding (a) securities of the Company convertible into or exchangeable for Interests or voting securities of the Company, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued Interests in the Company, (c) options or other rights of the Company to acquire from Contributor, and no obligation of the Company to issue, any Interests or voting securities of the Company or any securities convertible into or exchangeable for such Interests or voting securities, other than the rights of Buyer to acquire the Contributed Interests pursuant to this Agreement, (d) equity equivalents or other similar rights of or with respect to the Company, or (e) obligations of the Company to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights.  The Company has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

4.7                               Insurance.  Schedule 4.7 sets forth (i) a complete and accurate list of all of the policies of insurance carried as of the Execution Date by or for the benefit of the Company and copies of all such policies have been previously made available by the Company to Buyer, which copies are true and complete in all material respects, and (ii) all claims of $100,000 or more made under such policies in the two years prior to the Execution Date.  No claim relating to the Company or the Company’s Assets is outstanding under any of such policies and no carrier of any such policy has asserted any denial of coverage. Each policy listed on Schedule 4.7 is valid and binding and in full force and effect, and all premiums under such policies that are due and payable on or prior to the Execution Date have been paid in full and any such payments coming due and payable on or prior to the Closing Date shall be paid in full.

4.8                               Legal Proceedings.  Except as disclosed on Schedule 4.8, (a) there are no Proceedings (filed by any Person other than Buyer or its Affiliates) pending or, to the Company’s Knowledge, threatened against the Company by or before any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions; and (b) there are no, and for the past three years there have not been, any Proceedings pending, or, to the Company’s Knowledge, threatened against the Company by or before any Governmental Authority that would reasonably be expected to result in a liability to the Company in an amount in excess of $500,000.

4.9                               Compliance with Laws and Orders.  Except as set forth on Schedule 4.9, (a) the Company is, and since the time of its formation has been, in compliance in all material respects with all Laws and Orders applicable to it, its business and Assets and its operation of its Assets and (b) the Company has not received written notification from any Person alleging, or any applicable Governmental Authority stating, that it is or at any time since the time of its formation has been in violation of or in default in any material respect under any such applicable Law or Order.

4.10                        Anti-Corruption and Sanctions.

(a)                                 Since the Company’s formation, neither the Company nor any of its directors, officers, employees or agents (each, a “Company Representative”) has violated any Anti-Corruption Law, nor has the Company or any Company Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any (i) officer or employee of a Governmental Authority, (ii) officer or employee of a government-owned or controlled entity, including officers, employees of state-owned or controlled oil and gas transportation companies, (iii) officer or employee of a public international organization or (iv) political party or party official or candidate for public office (each, a “Public Official”) or to any Person under circumstances where such Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person (x) for the purpose of: (A) influencing any act or decision of a Public Official in their official capacity; (B) inducing a Public Official to do or omit to do any act in violation of their lawful duties; (C) securing any improper advantage; (D) inducing a Public Official to influence or affect any act or decision of any Governmental Authority; or (E) assisting such Company Representative in obtaining or retaining business for or with, or directing business to, any Company Representative; or (y) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(b)                                 Since the Company’s formation, neither the Company nor any Company Representative has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-

Corruption Law.  Since the Company’s formation, no Company Representative has received any notice, request, or citation for any actual or potential noncompliance with any of the foregoing in this Section 4.10(b).  No officer, director, or employee of the Company or any Subsidiary is a Public Official.  No Public Official or Governmental Authority presently owns an interest, whether direct or indirect, in the Company or has any legal or beneficial interest in the Company or to payments made to the Company by Buyer hereunder.  The Company has maintained complete and accurate books and records of payments to any agents, consultants, representatives, third parties and Public Officials in accordance with GAAP.  No Company Representative is currently a Sanctioned Person or Sanctioned Entity or is located, organized or resident in a country or territory that is subject to, or the target of, Sanctions.  At no time since the Company’s formation has the Company or any Company Representative engaged directly or, to the Company’s Knowledge, indirectly in any dealings or transactions with any Sanctioned Person or Sanctioned Entity, or in any country or territory that is subject to, or the target of, Sanctions, nor is the Company or any Company Representative currently engaged in any such activities.

4.11                        Financial Statements.  Prior to the Execution Date, Buyer has been provided with copies of, or access to, the following financial statements (the “Financial Statements”):

(a)                                 audited balance sheet of the Company as of December 31, 2016 (the “Balance Sheet Date”) and December 31, 2015 and the related statements of operations, members’ equity and cash flows for the twelve month periods then ended; and

(b)                                 unaudited balance sheet of the Company as of March 31, 2017 and the related statements of operations, members’ equity and cash flows for the three-month period then ended (the “Interim Financials”).

(c)                                  Except as set forth on Schedule 4.11, the Financial Statements (i) were prepared in accordance with GAAP and (ii) fairly and accurately present, in all material respects, the financial condition and results of operations of the Company as of the respective dates and for the periods covered thereby, except with respect to the Interim Financials for the absence of footnotes and certain immaterial year-end adjustments thereto.

4.12                        Absence of Certain Changes or Events.

(a)                                 Since December 31, 2016, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Material Adverse Effect.

(b)                                 From December 31, 2016 through the date of this Agreement, the Company has conducted its business in the ordinary course of business consistent with past practices and not taken any action that would require consent of Buyer under Section 6.4 if taken after the Execution Date.

4.13                        No Undisclosed Liabilities; Indebtedness.

(a)                                 Except for (i) liabilities adequately provided for in the balance sheet of the Company dated March 31, 2017 (including the notes thereto), (ii) Current Liabilities reflected in Net Working Capital or relating to Taxes, (iii) liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iv) liabilities for fees and expenses incurred in connection with a potential sale of the Company, including the Transaction, which fees and expenses shall be paid by the Company at Closing or otherwise accounted for in Net Working Capital, or (v) liabilities disclosed on Schedule 4.13(a), the Company has no Liabilities that would be required to be reflected on the face of a balance sheet prepared in accordance with GAAP which are not reflected or reserved against in the Financial Statements.

(b)                                 As of the Execution Date, the Company has no Indebtedness, except as set forth in the Financial Statements.

4.14                        Taxes.  Except as disclosed on Schedule 4.14:

(a)                                 All material Tax Returns required to be filed by the Company and its Subsidiaries have been duly and timely filed (taking into account extension of time for filing) with the appropriate Taxing Authority, and all such Tax Returns were true, correct and complete in all respects.  All material Taxes owed by the Company and its Subsidiaries (or for which the Company and its Subsidiaries may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return).  All material withholding Tax requirements imposed on the Company or any of its Subsidiaries have been satisfied in full.  There are no Liens (other than Permitted Liens) on any of the Assets of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax.

(b)                                 There is no Tax Proceeding now pending against the Company or any of its Subsidiaries in respect of any material Tax or material Tax Return, nor has any written adjustment with respect to a material Tax Return or written claim for material additional Tax been received by the Company or any of its Subsidiaries that is still pending.

(c)                                  There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by the Company or any of its Subsidiaries.

(d)                                 There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any material Taxes that has been asserted in writing by any Taxing Authority.

(e)                                  No written claim has been made by any Taxing Authority to the Company or any of its Subsidiaries in a jurisdiction where the Company and any of its Subsidiaries (respectively) does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion (i) been proposed in writing and received by the Company or any of its Subsidiaries, or (ii) to the Knowledge of the Company or Contributor, been threatened.

(f)                                   Neither the Company nor any of its Subsidiaries (i) is a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes, or (ii) has been a member of an affiliated group filing a consolidated income Tax Return or has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), including any predecessor of the Company or any of its Subsidiaries, or as a

transferee or successor, by contract or otherwise (in the case of either clause (i) or (ii), other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax).

(g)                                  Neither the Company nor any of its Subsidiaries has (i) participated, or is currently participating, in any listed transactions or any other reportable transactions within the meaning of Treasury Regulations Section 1.6011-4, or (ii) engaged or is currently engaging in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code.

(h)                                 None of the Company’s Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute other than those of Contributor.

(i)                                     No property owned by the Company or any of its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30 or (v) subject to Section 168(g)(1)(A) of the Code.

(j)                                    Each of the Company and its Subsidiaries presently is, and has been since the date of its formation, properly classified as either a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes, and each Subsidiary classified as a partnership for U.S. federal income Tax purposes has in effect an election under Section 754 of the Code. Neither the Company nor any of its Subsidiaries has made any filing with any Taxing Authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes.

4.15                        Material Contracts.

(a)                                 Excluding Contracts for which neither the Company nor any of its Assets will be bound or have liability after Closing, Schedule 4.15(a) sets forth a list of the following Contracts to which the Company is a party or by which any of its Assets are bound as of the Execution Date (the Contracts listed on Schedule 4.15(a) and any other Contracts that meet the descriptions in this Section 4.15(a) being collectively, the “Material Contracts”):

(i)                                     any Contract for the future purchase, exchange, sale, gathering, compression, collection, storage, processing, treating, dehydration or transportation of Hydrocarbons or the provision of services related thereto that results in gross revenues or gross expenditures in excess of $500,000;

(ii)                                  other than Contracts of the nature addressed by Section 4.15(a)(i), any Contract (A) for the future sale of any Asset, (B) that grants a right or option to purchase, lease or otherwise acquire in the future any Asset, or (C) for the supply of goods or services by the Company, other than in each case any Contract with a purchase or similar price or remaining value of less than $500,000;

(iii)                               other than Contracts of the nature addressed by Section 4.15(a)(i), any Contract for the receipt of any Assets or services requiring future payments in excess of $500,000;

(iv)                              any Contract that constitutes a pipeline interconnect or facility operating agreement;

(v)                                 any Contract for lease of equipment involving aggregate payments in excess of $500,000 in any calendar year that are not terminable without penalty within 60 days;

(vi)                              any Contract for expenditures or other approved capital commitments in excess of $500,000;

(vii)                           any Contract for lease of personal or real property, other than with respect to Company Real Property, involving aggregate payments in excess of $500,000 in any calendar year that are not terminable without penalty within 60 days;

(viii)                        any outstanding agreement of guaranty by the Company in favor of any Person in an amount in excess of $500,000;

(ix)                              any Contract with Contributor or any Affiliate of Contributor;

(x)                                 any outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities;

(xi)                              Organizational Documents of the Company;

(xii)                           any Contract relating to the acquisition by the Company of all or substantially all the assets of any operating business or a majority of the capital stock or other controlling interest of any other Person;

(xiii)                        any partnership, joint venture or substantially similar Contracts;

(xiv)                       any Contract with a supplier, vendor or service provider granting such supplier, vendor or service provider exclusive rights to provide such product or service;

(xv)                          any Contract that contains “take or pay” provisions;

(xvi)                       any Contract that contains a “most favored nation” provision or a material limitation on price increases;

(xvii)                    any Contract pursuant to which the Company is responsible for any imbalances (gathering, processing, transportation or otherwise) that are associated with the Assets;

(xviii)                 any Contract that contains any covenant of the Company that materially limits or purports to limit the ability of the Company to compete in any line of business or with any Person in any geographic area;

(xix)                       any Contract which relates to Indebtedness under which the Company has outstanding obligations in excess of $500,000 or under which it has imposed a security interest on any of its Assets;

(xx)                          any employment agreement or any change in control agreement, retention agreement, severance, termination or separation agreement or similar Contract;

(xxi)                       any independent contractor agreement requiring future payments in excess of $500,000 with any Person regularly performing services directly related to the Company’s business, including the Operator Agreement;

(xxii)                    excluding the Engagement Letters, any other financial advisory or similar Contract with investment or commercial banks;

(xxiii)                 any Contract with any Governmental Authority; and

(xxiv)                any Contract entered into or assumed by the Company for which the primary purpose is to provide for the indemnification of any Person.

(b)                                 Contributor has made available to Buyer true, correct and complete copies of all Material Contracts.

(c)                                  Except as set forth on Schedule 4.15(c), each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Company and, to the Company’s Knowledge, the other party thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles.

(d)                                 Except as set forth on Schedule 4.15(d):

(i)                                     the Company has not received written notification that any Material Contract is not in full force and effect, or that the Company or any other party thereto has breached its obligations thereunder;

(ii)                                  neither the Company nor, to the Company’s Knowledge, any other party to any Material Contract, is in material breach or material default under any Material Contract; and

(iii)                               the Company has not received written notification of any event, nor, to the Company’s Knowledge, has any event occurred, that (with or without notice or lapse of time) would reasonably be expected to result in a material breach of, or a material default under, the terms of any Material Contract or materially adversely affect the value of any Material Contract.

4.16                        Company Real Property; Company Assets.

(a)                                 Schedule 4.16(a) sets forth a complete and accurate list of the Company Real Property other than the Easements described on Schedule 4.16(d).  Contributor has made available to Buyer true, correct and complete copies of the Real Property Leases, the Easements, and any title insurance policies, title opinions, title abstracts, deeds covering the owned Company Real Property and surveys in possession of the Company, Contributor or any of its Affiliates relating to the Company Real Property.

(b)                                 Except as set forth on Schedule 4.16(b), there exists no material default by the Company, or, to the Company’s Knowledge, any other party under any Real Property Lease (and, to the Company’s Knowledge, the Closing will not cause, and no event has occurred which, with notice or lapse of time or both, would constitute, a default or permit the revocation, termination or material and adverse modification of, or acceleration of payments due under, any Real Property Lease).

(c)                                  The Company has, (i) good and valid title to all owned Company Real Property, (ii) a good and valid leasehold interest to all leased, subleased or licensed Company Real Property and (iii) good and valid title to all other Assets of the Company that are not Company Real Property, in each case, free and clear of all Liens, except for Permitted Liens.

(d)                                 Schedule 4.16(d) contains a true and correct list of each right-of-way, easement, servitude, license, surface use agreement and any other similar non-possessory interests in which the Company owns or has an interest as of the Execution Date (collectively, the “Easements”).  Each of the Easements is in full force and effect in all material respects, and is the legal, valid and binding obligation of the Company and, to the Company’s Knowledge, is the legal, valid and binding obligation of each of the counterparties thereto subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles.  Except as set forth on Schedule 4.16(d), there exists no material default by the Company, or to the Company’s Knowledge, any other party under any Easement (and, to the Company’s Knowledge, the Closing will not cause, and no event has occurred which, with notice or lapse of time or both, would constitute, a default or, to the Company’s Knowledge, would otherwise permit the revocation, limitation, termination or material and adverse modification of, or acceleration of payments due under, the Easements) by the Company or, to the Company’s Knowledge, any other party under any Easement. None of the Easements has a term that will expire within two years of the Execution Date.  The Company’s Assets which constitute tangible or personal property or fixtures are situated entirely within the Company Real Property, with no gaps or breaks in continuity, and none of such Assets are located on any property that is not Company Real Property.

(e)                                  All of the tangible Assets of the Company are in all material respects in good operating condition and repair, subject to ordinary wear and tear.

(f)                                   There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company, before or by any Governmental Authority, which seeks to condemn or take by power of eminent domain all or any part of the Assets.

4.17                        Permits.  Schedule 4.17 contains a true and complete list of all material Permits held by the Company, and Contributor has made available to Buyer true and complete copies of all such Permits.  The Permits listed on Schedule 4.17 include all material Permits, including any material Permits required under Environmental Laws, that are required for the ownership and operation of the Company’s business in the manner in which it has typically been and is currently owned and operated.  All such Permits are in full force and effect. The Company is in compliance in all material respects with each such Permit, and there is no Proceeding pending or, to the Company’s Knowledge, threatened that seeks the revocation, cancellation or adverse modification of any such material Permit.

4.18                        Environmental Matters.  Except as disclosed on Schedule 4.18:

(a)                                 the Company is and since the time of its formation has been in compliance in all material respects with all applicable Environmental Laws;

(b)                                 no Environmental Claim is pending or, to the Company’s Knowledge, threatened against the Company alleging a material violation of or material Liability under any applicable Environmental Laws;

(c)                                  to the Company’s Knowledge, there has been no Release of any Hazardous Material at, on, from or under any Company Real Property or any other property formerly owned, leased, operated or otherwise used by the Company in violation of applicable Environmental Laws or in a manner that has given or reasonably would be expected to give rise to liability to the Company under applicable Environmental Laws;

(d)                                 the Company has made available all material environmental reports, reports relating to any material environmental investigation or cleanup, in Contributor’s or its possession or control relating to the Company Real Property or the ownership or operation of the Company’s business in the manner in which it has been and is currently owned and operated; and

(e)                                  without limiting the foregoing, to the Company’s Knowledge, there are no other facts or circumstances that could reasonably be expected to result in a material Liability to the Company under any Environmental Law.

4.19                        Employees and Labor Matters.

(a)                                 The Company is not and has never been the employer of any individual.  There are no individuals regularly performing services directly related to the Company’s business other than the Operator Employees.  Schedule 4.19(a) sets forth a list, as of the Execution Date, of all Available Employees and for each such person lists: (i) current annualized base salary or base hourly wage, as applicable, (ii) date of last salary/wage increase, (iii) bonus compensation and other compensation paid in 2016 and target payable for 2017, (iv) accrued, unused paid time off, (v) service commencement date recognized by Operator for purposes of vesting and eligibility to participate in Benefit Plans, (vi) job title, (vii) principal work location, and (viii) whether the Available Employee is currently or is expected as of the anticipated Closing Date to be on leave of absence from active service and, as applicable, the expected date of return to active service.  Except for the Operator Agreement, the Company is not a party to any staffing services agreements or agreements that are consultant or independent contractor agreements directly with individuals.

(b)           No Operator Employees are represented by a labor union or other collective bargaining representative with respect to their services performed for the Company.  There has not been, nor, to the Company’s Knowledge has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any effort by any labor union to organize any current or former Operator Employees with respect to their services performed for the Company.

(c)           The Company is, and since the time of its formation has been, in compliance in all material respects with all applicable Laws pertaining to employment and labor, including any provisions relating to (i) wages, hours, bonuses, overtime pay, commissions, termination pay, vacation pay, sick pay, any other form of compensation, and classification of employees or contractors for purposes of compensation or otherwise, (ii) unlawful, wrongful, retaliatory, harassing, or discriminatory employment or labor practices, (iii) occupational health and safety standards and (iv) immigration and U.S. work authorization, workers’ compensation, disability, unemployment compensation, employee privacy rights, whistleblower Laws, and all other employment Laws.  Except as set forth in Schedule 4.19(c), there are no Claims or other Proceedings against the Company pending, or to the Company’s Knowledge, threatened against the Company, by or before any Governmental Authority in connection with or relating to the employment of any individual.

4.20        Employee Benefits.  The Company does not sponsor, maintain or contribute to, or have any liability or potential liability with respect to, any Benefit Plan, other than pursuant to reimbursement obligations under the Operator Agreement that, to the extent outstanding as of the Closing, will be reflected as Current Liabilities in the calculation of Net Working Capital of the Company.

4.21        Regulatory Status.  Except as disclosed on Schedule 4.21, (a) the Company is not and has not been subject to, or is otherwise exempt from, the jurisdiction of (i) the Federal Energy Regulatory Commission (“FERC”) pursuant to the Natural Gas Act of 1938, as amended, and the regulations promulgated thereunder, the Natural Gas Policy Act of 1978, as amended, and the regulations promulgated thereunder, the Interstate Commerce Act, as amended, and the regulations promulgated thereunder, or the Public Utility Holding Company Act of 2005, as amended, and the regulations promulgated thereunder, or (ii) any state or local regulatory entity respecting rates, access to facilities, or financial or organizational regulation, and (b) no authorization, approval, certification, notice or filing is required by or with FERC or any state public utility commission or department for the execution and delivery of this Agreement or the Ancillary Agreements, the consummation of the Transaction, or the performance of obligations under this Agreement or the Ancillary Agreements.

4.22        Capital Commitments.  Except as set forth on Schedule 4.22, as of the Execution Date, there are no approved authorizations for expenditures or other approved capital commitments that are binding upon the Company and that would reasonably be expected to require expenditures by the Company from and after the Execution Date in excess of $500,000.

4.23        Related Party Transactions.  Except for the Operator Agreement or as otherwise set forth on Schedule 4.23, none of Contributor, any of Contributor’s Affiliates, nor any stockholder, officer, member or manager of Contributor or any of its Affiliates (a) is presently a party to any Material Contract with the Company, (b) owns any interest in any of the Company’s Assets or (c) provides any services to or facilities for use by the Company.  Except as set forth on Schedule 4.23, (i) the Company does not provide any services to or facilities for use by Contributor or any of Contributor’s Affiliates and (ii) the Company is not a creditor of any of its directors, officers, managers or equityholders.

4.24        Brokers.  Except for the Engagement Letters, the Company has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, the General Partner, the Partnership or the Company could become liable or obligated.

4.25        Credit Support Instruments.  Schedule 4.25 contains a true and correct list of all bonds, guaranties, letters of credit, cash collateral and other similar credit support instruments maintained by the Company with any Governmental Authority or other third party with respect to the Assets.

4.26        Parachute Payments. Neither the execution of this Agreement nor the consummation of the Transactions will, alone or together with any other event, result in any payment or benefit to any Available Employee being subject to the Tax under Section 4999 of the Code.

4.27        Information Supplied.  The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer for inclusion therein.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Contributor as of the date hereof and as of the Closing Date as follows:

5.1          Organization.  Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The General Partner is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

5.2          Authority.  Subject to the requisite approval of the Stockholder Proposals as to Buyer, Buyer, the General Partner, and the Partnership have all requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, to perform their obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery by Buyer of this Agreement and by Buyer and the Partnership of Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, and, subject to the requisite approval of the Stockholder Proposals as to Buyer, the performance by them of their respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate or limited partnership action, as applicable.  This Agreement has been, and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership at Closing will at Closing be, duly and validly executed and delivered by Buyer, the General Partner and the Partnership and constitutes (or, in the case of the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing will, at Closing, constitute) the legal, valid and binding obligation of Buyer, the General Partner and the Partnership enforceable against Buyer, the General Partner and the Partnership in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

5.3          No Conflicts.  Except (i) for such filings as may be required under the HSR Act and (ii) as may result from any facts or circumstances relating solely to Contributor or any of its equityholders and assuming all Governmental Approvals disclosed on Schedule 5.4 have been made or obtained, the execution and delivery by Buyer or the Partnership of this Agreement or the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, do not, and the performance by Buyer, the General Partner or the Partnership, as the case may be, of its obligations under this Agreement or the Ancillary Agreements does not:

(a)           violate or result in a breach of Buyer’s, the General Partner’s or the Partnership’s Organizational Documents;

(b)           result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets of Buyer or the Partnership pursuant to, any Contract to which Buyer or the Partnership, as the case may be, is a party or by which such Assets are bound, except as would not reasonably be expected to materially impede Buyer’s or the Partnership’s ability to consummate the Transactions or result in a material Liability to Buyer or the Partnership; or

(c)           violate or result in a breach of any Law applicable to Buyer or the Partnership, except as would not reasonably be expected to result in a material adverse effect on Buyer’s or the Partnership’s ability to consummate the Transactions or result in a material Liability to Buyer or the Partnership.

5.4          Governmental Approvals.  No Governmental Approval is required to be made or obtained by Buyer, the General Partner, the Partnership or any of their Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the

Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Contributor or any of its Affiliates, (b) as would not reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the Transactions, (c) for such filings as may be required under the HSR Act, (d) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign and (e) as disclosed on Schedule 5.4.

5.5          Capital Structure.  As of the Execution Date, the authorized capital stock of Buyer consists of (a) 400,000,000 shares of Buyer Class A Common Stock, (b) 50,000,000 shares of Buyer Class B Common Stock and (c) 1,000,000 shares of preferred stock, par value $0.001 per share (the “Buyer Preferred Stock”).  At the close of business on August 11, 2017:  (i) 103,500,000 shares of Buyer Class A Common Stock were issued and outstanding, (ii) 25,875,000 shares of Buyer Class B Common Stock were issued and outstanding, (iii) no shares of Buyer Preferred Stock were issued and outstanding, and (iv) 49,633,333 warrants, each entitling the holder thereof to purchase one share of Buyer Class A Common Stock at an exercise price of $11.50 per share of Buyer Class A Common Stock (the “Buyer Warrants”) were issued and outstanding.  All outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights.  Except for the Buyer Class B Common Stock and the Buyer Warrants, as set forth in the Organization Documents of Buyer, there are no outstanding (a) securities of Buyer convertible into or exchangeable for shares of capital stock or other equity interest or voting securities of Buyer, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Buyer to acquire from any Person, and no obligation of Buyer to issue, any shares of capital stock or other equity interest or voting securities of Buyer or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than pursuant to the Forward Purchase Agreements and the rights of Contributor, the Alta Mesa Contributor, affiliates of the Alta Mesa Contributor and the Riverstone Contributor to acquire shares of the Buyer Class C Common Stock, Buyer Series A Preferred Stock and Buyer Series B Preferred Stock pursuant to this Agreement, the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement, as applicable, (c) equity equivalents or other similar rights of or with respect to Buyer, or (d) obligations of Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, interests or rights.  Buyer has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person other than the General Partner and the Partnership or as may be acquired pursuant to this Agreement, the Alta Mesa Contribution Agreement or the Riverstone Contribution Agreement.  The Class C Common Stock to be issued to Contributor hereunder upon Closing, or as Earn-Out Consideration, when delivered, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Buyer is a party or by which it is bound.

5.6          Capitalization of the General Partner and the Partnership.  As of the Execution Date, Buyer owns all of the outstanding limited liability company interests in the General Partner and all of the outstanding limited partner interests in the Partnership, and the General Partner owns a non-economic general partner interest in the Partnership. The limited partner and general partner interests are duly authorized and validly issued.  There are no outstanding (a) securities of the General Partner or the Partnership convertible into or exchangeable for other Interests in the General Partner or the Partnership, as applicable, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in the Partnership, (c) obligations of the Partnership to issue any Interests in the Partnership or any securities convertible into or exchangeable for such Interest, other than the rights of Contributor, the Alta Mesa Contributor and the Riverstone Contributor to acquire Common Units pursuant to this Agreement, the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement, respectively, (d) obligations of the Partnership to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. The Common Units to be issued to Contributor hereunder upon Closing, or as Earn-Out Consideration , when delivered, shall be duly authorized and validly issued, fully paid (to the extent required under the A&R LP Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended), and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Buyer or the Partnership is a party or by which it is bound.

5.7          No Undisclosed Liabilities.  There are no Liabilities of Buyer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:  (a) liabilities adequately provided for on the balance sheet of Buyer dated as of March 31, 2017 (including the notes thereto) contained in Buyer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; (b) liabilities incurred in the ordinary course of business subsequent to March 31, 2017; (c) liabilities for fees and expenses incurred in connection with the Transactions, the transactions contemplated by the Alta Mesa Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement; and (d) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP.

5.8          SEC Documents; Controls.

(a)           Since March 31, 2017, Buyer has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the 1933 Act or the Exchange Act (such forms, reports, schedules and statements, the “SEC Documents”).  As of their respective dates, each of the SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the 1933 Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the Knowledge of Buyer, as of the date hereof, (A) none of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document. No notice of any SEC review or investigation of Buyer or the SEC Documents has been received by Buyer.

(b)           The financial statements of Buyer included in the SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Buyer and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of Buyer and its consolidated Subsidiaries, for the periods presented therein.

(c)           Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of NASDAQ. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions.

5.9          Legal Proceedings.  There is no Proceeding (filed by any Person other than Contributor or its Affiliates) pending or, to Buyer’s knowledge, threatened, against Buyer or the Partnership before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions.  There are no, and since their respective dates of formation there have not been any, Proceedings pending, or, to Buyer’s knowledge, threatened against Buyer or the Partnership by or before any Governmental Authority.

5.10        Compliance with Laws and Orders.  Each of Buyer and the Partnership is and since its respective date of formation has been in compliance in all material respects with all Laws and Orders applicable to it except where such non-compliance would not reasonably be expected to result in a material Liability to Buyer or the Partnership.

5.11        Brokers.  Neither Buyer nor the Partnership has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

5.12        Trust Account.  As of the Execution Date, Buyer has (and, assuming no holders of Buyer Class A Common Stock exercise the Buyer Stockholder Redemption Right, will have immediately prior to the Closing) at least $995 million in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement.  The Trust Agreement is, to the Knowledge of Buyer, in full force and effect and is a legal, valid and binding obligation of the Buyer and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented, or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated.  There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Buyer Class A Common Stock who shall have exercised their Buyer Stockholder Redemption Right) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem shares of Buyer Class A Common Stock pursuant to the Buyer Stockholder Redemption Right.  There are no Proceedings pending or, to the knowledge of Buyer, threatened with respect to the Trust Account.

5.13        Tax Matters.  The Partnership is, and has been since its formation, properly treated as an entity disregarded from its owner for U.S. federal income tax purposes.

5.14        Information Supplied; Proxy Statement.  The information supplied or to be supplied by the Buyer for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement (other than with respect to information supplied by Contributor or the Company for inclusion therein), will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

5.15        Absence of Certain Changes or Events.  Since March 31, 2017, there has not been any Buyer Material Adverse Effect.  Neither Buyer nor the Partnership has conducted any business other than its formation, the public offering of its securities (and the related private offerings), the making of public reports under the Exchange Act and the search for, and preparation for the execution of, a business combination.

5.16        No Default.  Neither Buyer nor Partnership is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Buyer or Partnership, (ii) any Contract to which Buyer is a party or by which Buyer is bound, or (iii) any Law applicable to Buyer, except, in the cases of clauses (ii) and (iii), for defaults or violations which would not be reasonably likely to have consequences that would, individually or in the aggregate, be material to Buyer.

5.17        Listing.  The issued and outstanding shares of Buyer Class A Common Stock, the Buyer Warrants, and the Buyer units (consisting of one share of Buyer Class A Common Stock and one-third of one Buyer Warrant) (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened against Buyer by NASDAQ or the SEC with respect to any intention by such entity to deregister any Buyer Public Securities or prohibit or terminate the listing of any Buyer Public Securities on NASDAQ. Buyer has taken no action that is designed to terminate the registration of Buyer Public Securities under the Exchange Act. Buyer has not received any written or, to Buyer’s Knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Buyer Public Securities.

5.18        Investment Company.  Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.19        Accredited Investor; Investment Intent.  Each of the Buyer and the Partnership is an accredited investor as defined in Regulation D under the 1933 Act.  The Partnership is acquiring the Contributed Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws, nor with any present intention of distributing or selling any of the Contributed Interests except in compliance with applicable federal and state securities Laws.

5.20        Opportunity for Independent Investigation.  In entering into this Agreement, Buyer has relied solely upon Contributor’s and the Company’s express representations and warranties set forth in Article III and Article IV and in the Closing Certificates delivered by Contributor and the Company, Buyer’s own expertise, and Buyer’s professional counsel as to the Transactions, the Contributed Interests and the Assets and business of the Company, and the value thereof, and not on any other comments, representations, warranties or statements of, or information provided by, Contributor or any Representatives of Contributor.  Buyer acknowledges and affirms that it has completed such independent investigation, verification, analysis, and evaluation of the Contributed Interests and Assets and business of the Company and has made all such reviews and inspections of the Contributed Interests and Assets and business of the Company as it has deemed necessary or appropriate to enter into this Agreement and the Ancillary Agreements; provided, that the foregoing shall in no event limit in any respect any of the representations or warranties set forth in Article III or Article IV or in any Closing Certificate delivered by Contributor and the Company.  Except for the representations and warranties expressly made by Contributor in Article III and by the Company in Article IV or in the Closing Certificate to be delivered by Contributor or the Company, Buyer acknowledges that neither Contributor nor any other Person has made, and Buyer has not relied upon, any representations or warranties, express or implied, as to the financial condition, physical condition, title, environmental conditions, liabilities, operations, business, prospects of or title to the Contributed Interests, the Company or any of its Assets.

ARTICLE VI
COVENANTS

6.1          Regulatory and Other Approvals.

(a)           Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions, including (i) filing any notification and report forms required for the consummation of the Transactions under the HSR Act within fifteen (15) Business Days after the Execution Date; and (ii) using commercially reasonable efforts to cause any applicable waiting period under the HSR Act with respect to the Transactions to expire or terminate at the earliest time that is reasonably practicable and shall request “early termination” with respect to the waiting period under the HSR Act.  Buyer shall not agree to extend any waiting period under the HSR Act without the prior written consent of Contributor. Buyer shall pay any HSR Act filing fee as provided by statute.  Otherwise, each Party shall each pay its own preparation costs and expenses.

(b)           Each Party shall, and shall cause its respective Subsidiaries to, (i) promptly inform the other Parties of, and supply to the other Parties, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in connection with this Agreement or the Transactions; (ii) consult and cooperate in good faith with the other Parties in connection with any filings, notifications, submissions, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and Proceedings with Governmental Authorities relating to this Agreement or the Transactions, including, subject to applicable Law, permitting the other Parties to review in advance, and considering in good faith the views of the other Party with respect to, any proposed written communication to any Governmental Authority and to promptly provide the other Parties with copies of any communication to any Governmental Authority; (iii) use commercially reasonable efforts to comply, as promptly as reasonably practicable, with any requests received by a Party or any of its Subsidiaries under the HSR Act and any other applicable Law for additional information, documents or other materials; (iv) give the other Parties reasonable advance notice of its or its Subsidiaries’ intention to participate in any meeting or telephone or other discussion with any Governmental Authority with respect to the Transactions or any filings, investigations or inquiries made in connection with the Transactions, and an opportunity to participate in such meeting or discussion; and (v) contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the Transactions as being in violation of any applicable Law.

(c)           Buyer shall take any and all steps and make any and all undertakings necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust, competition, or trade regulation Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably practicable (and in any event, no later than the Outside Date), including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer (or its Subsidiaries) or of the Company, or otherwise taking or committing to take actions that limit Buyer’s or its Subsidiaries’ or the

Company’s freedom of action with respect to, or their ability to retain, any of the businesses, product lines or Assets of Buyer (or its Subsidiaries) or the Company, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any Proceeding, which would otherwise have the effect of preventing or delaying the Closing.

6.2          Access of Buyer.

(a)           From the Execution Date until the earlier of termination of this Agreement in accordance with its terms and the Closing (the “Interim Period”), Contributor and the Company shall provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all Assets, books and records, Contracts, documents, officers, employees, agents, legal advisors, accountants and properties of the Company, and Contributor and the Company shall furnish reasonably promptly to Buyer and its Representatives such information concerning Contributor, the Company and its Assets, business, books and records, Contracts, properties and personnel as may be reasonably requested, from time to time, by or on behalf of Buyer. Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of the Company. Contributor shall have the right to have a Representative present for any communication with officers of the Company, and Buyer shall and shall direct its Representatives to observe and comply with all applicable health, safety and security requirements of Contributor, the Company and the operator of the Assets of the Company if Buyer exercises its rights to access any assets or properties of the Company under this Section 6.2.  Neither Buyer nor its Representatives shall contact any of the employees, customers, suppliers or parties that have business relationships with the Company in connection with the Transactions without the specific prior written authorization of the Company.  For purposes of clarification, Buyer and its Representatives shall be permitted to conduct non-invasive environmental assessments, including any Phase I environmental site assessments in accordance with ASTM Standard E1527-13, but Buyer and its Representatives shall not be entitled, prior to the Closing, to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on, under, at or from the Company Real Property.  Buyer shall hold in confidence all information disclosed to Buyer or its Representatives hereunder on the terms and subject to the conditions contained in the Confidentiality Agreement.  Notwithstanding anything to the contrary in this Section 6.2, Buyer shall have no right of access to, and neither Contributor nor any of its Affiliates shall have any obligation to provide any information (1) relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids or (2) the disclosure of which could reasonably be expected to (x) jeopardize any privilege available to Contributor or any of its respective Affiliates, (y) cause Contributor or any of its respective Affiliates to breach a Contract, or (z) result in a violation of Law; provided that, in the event that the restrictions in clause (2) of this sentence apply, Contributor shall provide Buyer with a reasonably detailed description of the information not provided, and Contributor shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Buyer to evaluate such information without violating such Law or Contract or jeopardizing such privilege.  Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, promptly upon completion of any such access, Buyer shall repair at its sole expense any damage caused by such access.

(b)           Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer agrees to indemnify, defend and hold harmless Contributor, its Affiliates and its and their respective Representatives for any and all Losses incurred by Contributor, its Affiliates or its or their respective Representatives arising solely as a result of actions taken by Buyer or its Representatives at any Company Real Property pursuant to the access rights under this Section 6.2, including any Claims by any of Buyer’s Representatives for any injuries or property damage while present on the Company Real Property; provided that the foregoing indemnification shall not apply to such Claims and Losses as are caused by the willful misconduct or gross negligence of Contributor, its Affiliates or its and their respective Representatives, or the Company.

6.3          Conduct of Business.  Except as specifically provided in this Agreement (including Schedule 6.3), during the Interim Period, Contributor shall cause the Company to and the Company shall (a) conduct its operations in the ordinary course of business and (b) use its commercially reasonably efforts to (i) preserve intact its present business organization, (ii) maintain in effect its material Contracts and Permits, (iii) retain the Company’s current officers, (iv) preserve its relationships with its key customers and suppliers, (v) preserve, maintain, and protect its material Assets and (vi) maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present. Notwithstanding the foregoing, nothing in this Agreement shall require the Company to fund any capital expenditures (or incur liability) in excess of the amounts described in Schedule 1.1-CapEx.

6.4          Certain Restrictions.

(a)           During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, or as otherwise described on Schedule 6.4(a), or consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned or delayed, Contributor shall not:

(i)            create any Lien (other than any Lien that will be released at or prior to Closing) against any of the Contributed Interests;

(ii)           sell, transfer, convey or otherwise dispose of any of the Contributed Interests;

(iii)          (x) increase the base salary or wage rate or target annual cash bonus amount of, or materially increase any other compensation or benefits payable to, any Available Employee, other than increases in welfare benefits made in the ordinary course of business that apply equally to all similarly situated employees of Operator (not including increases made exclusively to the Available Employees) (y) terminate the employment (other than for cause) or materially modify the job duties with respect to the Company’s business of any Available Employee or (z) permit any Affiliate of Contributor to do any of the foregoing; or

(iv)          agree or commit to or permit any Affiliate of Contributor to do any of the foregoing.

(b)           Without limiting the generality of Section 6.4(a), during the Interim Period, except as expressly permitted or required by the other terms of this Agreement, or as otherwise described in Schedule 6.4(b), or as contemplated in the CapEx Budget, or consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned or delayed, the Company shall not, and Contributor shall cause the Company and its Subsidiaries to not:

(i)            amend or propose to amend the Organizational Documents of the Company or any of its Subsidiaries;

(ii)           (A) other than in respect of equity contributions by the Contributor Members, offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver, any Interest of the Company, (B) amend in any material respect any of the terms of any securities of the Company outstanding as of the Execution Date or (C) authorize or propose to offer, issue, sell, grant or deliver, any Interest in the Company or any of its Subsidiaries;

(iii)          (A) split, combine, or reclassify any Interests in the Company or any of its Subsidiaries, (B) except as provided in Section 6.10, declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in the Company or any of its Subsidiaries, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Interests of the Company  or any of its Subsidiaries or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(iv)          (A) create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person (other than the Company) that remains outstanding as of the Closing; provided, however, that the foregoing shall not restrict the incurrence of additional Indebtedness in an amount not to exceed $500,000 in the aggregate, or (B) mortgage or pledge any of its material Assets, or create any material Lien thereon that is not released at or prior to Closing, other than Permitted Liens;

(v)           sell, lease, license, transfer, convey, abandon, permit to lapse or expire or otherwise dispose of any Assets of the Company or any of its Subsidiaries, except (A) pursuant to existing Material Contracts or (B) the sale of obsolete Assets in the ordinary course of business for which the aggregate value of such Assets or consideration payable (1) in any individual transaction does not exceed $500,000 or (2) in the aggregate does not exceed $1,000,000;

(vi)          (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, in each case other than acquisitions for which the consideration (1) in any individual transaction does not exceed $500,000 or (2) in the aggregate does not exceed $1,000,000, (B) form any joint venture or similar arrangement, or (C) make any loans, advances or capital contributions to, or investments in, any Person, (other than the Company or any of its Subsidiaries), except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practices;

(vii)         change in any material respect any of the financial accounting principles, practices or methods used by the Company or any of its Subsidiaries, except for any change required by reason of a concurrent change in GAAP;

(viii)        (A) make or change any material Tax election; (B) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, except where the amount of such settlement or compromise does not exceed the lesser of 10.0% of the reserve for such matter on the Company’s financial statements or $500,000; (C) change any annual Tax accounting period except as otherwise required by applicable Laws; (D) adopt or change any material method of Tax accounting except as otherwise required by applicable Laws; (E) file any material amended Tax Return except as otherwise required by applicable Laws; (F) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax; (G) surrender any right to claim a material Tax refund; or (H) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix)          settle or offer or propose to settle any Proceeding (other than a Proceeding relating to Taxes) against the Company or any of its Subsidiaries unless such settlement (A) requires the payment of less than $1,000,000 by the Company or any of its Subsidiaries, which amount shall be paid prior to Closing or included as a Current Liability in the calculation of Net Working Capital, (B) involves the unconditional release of the Company or such Subsidiary with respect to the subject matter of the Proceeding, (C) does not impose any material obligations on the Company or any of its Subsidiaries after the Closing and (D) does not involve an admission of criminal wrongdoing by the Company or any of its Subsidiaries;

(x)           enter into, amend in any material respect or terminate any Material Contract other than Contracts entered into after the Execution Date that implement and are in accordance with the CapEx Budget;

(xi)          authorize or make capital expenditures, except for expenditures necessary to respond to an Emergency;

(xii)         amend or modify in any material respect the Budget (as defined in the Operator Agreement);

(xiii)        hire any employees, establish, adopt or commence participation in or incur any liability under any Benefit Plan (other than any reimbursement obligations under the Operator Agreement incurred in the ordinary course of business, consistent with past practice, and that to the extent outstanding as of the Closing are reflected as Current Liabilities in the calculation of Net Working Capital of the Company);

(xiv)        enter into or amend the terms of any Company Related Party Transaction; or

(xv)         agree or commit to do any of the foregoing.

(c)           During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, as required by any applicable Law, or consented to or approved in writing by Contributor, which consent or approval will not be unreasonably withheld, conditioned or delayed, Buyer shall not, and Buyer shall cause its Subsidiaries not to:

(i)            amend or propose to amend (A) the Organizational Documents of Buyer or any of its Subsidiaries, other than in connection with the Stockholder Proposals, or (B) the Trust Agreement or any other agreement related to the Trust Account;

(ii)           (A) offer, issue, sell, grant or deliver any Interest of Buyer or any of its Subsidiaries, other than in connection with the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement, (B) amend in any material respect any of the terms of any Interests of Buyer or any of its Subsidiaries outstanding as of the Execution Date, or (C) authorize or propose to offer, issue, sell, grant or deliver, any Interest in Buyer or any of its Subsidiaries;

(iii)          (A) split, combine, or reclassify any Interests in Buyer, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in Buyer, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Interests in Buyer, other than pursuant to an exercise of a Buyer Stockholder Redemption Right, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Buyer or any of its Subsidiaries;

(iv)          other than in connection with the Transactions, the transactions contemplated by the Alta Mesa Contribution Agreement, the transactions contemplated by the Riverstone Contribution Agreement or any other financing in connection with any of the foregoing, create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person;

(v)           other than in connection with the Transactions, the transactions contemplated by the Alta Mesa Contribution Agreement or the transactions contemplated by the Riverstone Contribution Agreement, (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement, or (C) make any loans, advances or capital contributions to, or investments in, any Person; or

(vi)          agree or commit to do any of the foregoing.

6.5          Termination of Operator Agreement.  Notwithstanding anything in this Agreement to the contrary, at the Closing, Contributor shall terminate effective upon the Closing the Operator Agreement with no further liability to the Company, as provided in the Operating Transition Services Agreement.

6.6          D&O Indemnity.  Buyer shall not, and shall cause the Company from and after Closing not to, amend, waive or otherwise modify the Organizational Documents of the Company to the extent such amendment, waiver or other modification does or would reasonably be expected to reduce, limit, terminate or otherwise modify (in any manner adverse to any of the Contributor Appointees, Contributor or any of its respective Affiliates to the extent relating to the period prior to Closing) any obligation of Buyer or any of its Subsidiaries to indemnify pursuant to the Organizational Documents of the Company the Contributor Appointees, Contributor or its Affiliates to the extent relating to periods prior to Closing.  Buyer shall cause the Company to, effective as of the Closing Date, obtain and fully pay the premium for “tail” insurance policies that cover the Company’s existing directors and officers for a claims-reporting or discovery period of at least six years from and after the Closing Date from an insurance carrier with the same or better credit rating as the Company’s existing directors’ and officers’ insurance carrier and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any of the Contributor Appointees by reason of his or her service as an officer or director of the Company at or prior to the Closing Date (including in connection with this Agreement or the Transactions); provided, however, that the Company shall not be required to spend more than 300% (the “D&O Cap Amount”) of the last annual premium paid by the Company prior to the Execution Date per year for such coverage under such tail policy; provided, further, that if the cost of such insurance exceeds the D&O Cap Amount, and the Company elects not to spend more than the D&O Cap Amount for such purpose, then the Company shall purchase as much coverage as is obtainable for the D&O Cap Amount which shall satisfy the obligations of Buyer and the Company under this Section 6.6.  From and after the Closing, in the event that Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.6.  Buyer shall not sell, transfer, distribute or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Buyer unable to satisfy their obligations under this Section 6.6.

6.7          Tax Matters.

(a)           Contributor shall prepare or cause to be prepared (i) all Tax Returns required to be filed by the Company or any Subsidiary for all Tax periods ending prior to the Closing Date that are due on or after the Closing Date, and (ii) any Tax Returns of the Company for Income Taxes that are imposed on a “flow-through” basis and required to be filed after the Closing Date for Tax periods ending on or prior to the Closing Date.  Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws.  Not later than thirty (30) days prior to the due date for filing any such Tax Return, Contributor shall deliver a copy of such Tax Return, together with all supporting documentation, to Buyer for its reasonable comment.  Contributor shall cause such Tax Returns (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy to Buyer.  Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Company or any Subsidiary not specifically addressed in the first sentence of this Section 6.7, including all Tax Returns required to be filed by the Company or any Subsidiary for any Tax period that begins before the Closing Date and ends on or after the Closing Date (the “Straddle Period”).  Such Tax Returns for a Straddle Period shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws.  Not later than thirty

(30) days prior to the due date for filing any such Tax Return for a Straddle Period, Buyer shall deliver a copy of such Tax Return, together with all supporting documentation, to Contributor for its reasonable comment.  Buyer shall cause such Tax Returns for a Straddle Period (as revised to incorporate Contributor’s reasonable comments) to be timely filed and will provide a copy to Contributor.

(b)           To the extent (i) received prior to the expiration of the Tax Participation Period, and (ii) not (A) included in the final determination of Net Working Capital, or (B) arising as the result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning after the Closing Date, the amount of any credits for or refunds of such Tax of the Company or any Subsidiary or with respect to the Assets of the Company or any Subsidiary relating to any Pre-Closing Tax Period shall be for the account of Contributor.  The amount of any credits for or refunds of Taxes of the Company or any Subsidiary or with respect to the Assets of the Company or any Subsidiary relating to any Tax period (or portion thereof) beginning on or after the Closing Date, and the amount of any credits for or refunds of Tax described in the preceding sentence and not for the account of Contributor, shall be for the account of Buyer.  Buyer shall forward, and shall cause its Subsidiaries to forward, to Contributor the amount of such credit for or refund of Taxes Contributor is entitled to pursuant to this Section 6.7(b), within thirty (30) days after such refund is received or such credit is utilized on the applicable Tax Return, in each case, net of any costs or expenses (including Taxes) incurred by such Buyer or its Subsidiaries in procuring such refund or utilizing such credit.  Contributor shall forward, and shall cause its Affiliates to forward, to Buyer the amount of such credit for or refund of Taxes Buyer is entitled to, pursuant to this Section 6.7(b), within thirty (30) days after such refund is received or such credit is utilized on the applicable Tax Return, in each case, net of any costs or expenses (including Taxes) incurred by Contributor or its Affiliates in procuring such refund or utilizing such credit.  To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Taxing Authority, each Party agrees promptly to repay the amount of such refund or credit received pursuant to this Section 6.7(b), together with any interest, penalties or other additional amounts imposed by such Taxing Authority, to the Party making payment under this Section 6.7(b).

(c)           No amended Tax Return with respect to a Pre-Closing Tax Period shall be filed by or on behalf of the Company or with respect to the Assets of the Company without the consent of Contributor, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that after the Tax Participation Period, this Section 6.7(c) shall not apply with respect to any Taxes imposed on the Company and its Subsidiaries (as opposed to any “flow through” Taxes that are imposed on Contributor or its direct or indirect owners).

(d)           Buyer and Contributor shall cooperate fully, and shall cause the Company to cooperate fully, as and to the extent reasonably requested by Buyer or Contributor, in connection with the filing of Tax Returns and any audit or Proceeding with respect to Taxes.  Such cooperation shall include the retention and, upon the request of Buyer or Contributor, the provision of Records and information that are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Contributor further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Contributor, Buyer, or the Company.

(e)           Notwithstanding anything herein to the contrary:

(i)            Buyer, the Company and its Subsidiaries, on the one hand, and Contributor, and its Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits, Tax Proceeding or similar events with respect to Taxes relating to a Pre-Closing Tax Period of the Company or any of its Subsidiaries for which either party or any of its Affiliates may have liability under this Agreement or otherwise (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).  Any failure to so notify the other party of a Tax Matter shall not relieve such other party from liability with respect to such Tax Matters except to the extent such party was actually and materially prejudiced as a result thereof.

(ii)           Contributor shall have the sole right to control any Tax Matter of the Company and any of its Subsidiaries relating to any Tax period ending on or before the Closing Date, and to take any actions in connection with such Tax Matter; provided that, (I) Buyer shall have the right to participate in such Tax Matter and (II) Contributor shall obtain the written consent of Buyer prior to the settlement of such Tax Matter that could reasonably be expected to have an adverse effect on Buyer, the Company or any of its Subsidiaries (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that notwithstanding anything to the contrary, after the Tax Participation Period Contributor shall not have the right pursuant to this section 6.7(e)(ii) or (iii) to control or consent to the settlement of any such Tax Matter that relates to Taxes imposed on the Company or any of its Subsidiaries (as opposed to any “flow through” Taxes that are imposed on Contributor or its direct or indirect owners).

(iii)          Except as provided in Section 6.7(e)(ii), Buyer shall have the right to control all other Tax Matters relating to any Taxes of the Company or any Subsidiary. Buyer shall obtain the written consent of Contributor prior to the settlement of any issues in any such Tax Matter that could reasonably be expected to have an adverse effect on Contributor or its members (which consent shall not be unreasonably withheld, conditioned or delayed).

(f)            In the event that any Transfer Taxes are imposed on the Transactions, the Partnership shall be responsible for the payment of all such Transfer Taxes. Contributor and Buyer shall timely file their own Tax Returns relating to Transfer Taxes as required by Law and shall notify the other Party when such filings have been made. Contributor and Buyer shall cooperate and consult with each other prior to filing such Tax Returns (i) in order to minimize such Transfer Taxes, and (ii) to ensure that all such returns are filed in a consistent manner.

(g)           Other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax, all Tax sharing agreements or similar agreements between the Company or any of its Subsidiaries, on the one hand, and Contributor and its Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

(h)           Intended Tax Treatment.

(i)            The Parties agree that the Company shall be a “disregarded entity,” as defined in Treasury Regulation Section 301.7701-3(a) as of the Closing Date.

(ii)           The Parties agree that, except as required by applicable Laws, (A) to the extent made in exchange for Common Units, the Contributor’s Contribution shall be treated, for U.S. federal income tax purposes, as a contribution pursuant to Section 721 of the Code; (B) to the maximum extent permitted pursuant to Treasury Regulation Section 1.707-4(d), any transfer of money or other consideration to Contributor shall not be treated as part of a sale of property by Contributor under Treasury Regulation Section 1.707-3(a) and shall be treated as a reimbursement of preformation capital expenditures; (C) the sum of (1) cash and other consideration not treated as reimbursement of preformation capital expenditures and (2) any other amounts treated as consideration pursuant to Treasury Regulation Section 1.707-3 (including the amount of assumed liabilities treated as a transfer of consideration under Treasury Regulation Section 1.707-5) will be treated as proceeds of a sale of property by Contributor to the Partnership described in Section 707 of the Code; and (D) to the extent permitted, issuances of Earn-Out Consideration shall be treated as events triggering an adjustment to the book value (under Section 704(b) of the Code) of the assets of the Partnership and the corresponding capital account adjustments shall be made in a manner determined to minimize differences between the partners’ capital accounts as determined on a per Common Unit basis.  For the avoidance of doubt, except as required by applicable Law, the Parties shall not treat (i) the purchase of Buyer Class C Common Stock pursuant to Section 2.2, or (ii) the right of Contributor to have its Common Units redeemed by the Partnership as consideration pursuant to Treasury Regulation Section 1.707-3.

(iii)          The Parties shall (A) prepare and file all Tax Returns in a manner consistent with this Section 6.7(h), and (B) take no position inconsistent with this Section 6.7(h) in any Tax Return, Tax Matter, Tax Proceeding or otherwise absent a determination within the meaning of Section 1313 of the Code to the contrary.

(i)            Not later than 30 days after the Closing, the Parties shall cooperate in good faith to prepare and agree to a statement reflecting a valuation of all of the assets of the Company in accordance with the principles of Sections 1060 and 755 of the Code, as applicable (the “Tax Allocation Statement”).  The Parties agree to (i) be bound by the Tax Allocation Statement (if agreed) and (ii) act in accordance with the Tax Allocation Statement (if agreed) in the preparation, filing and audit of any Tax Return.

(j)            The Partnership shall have in effect an election under Section 754 of the Code and under corresponding provisions of applicable statute and local tax laws.

(k)           The Parties agree that the Partnership shall use the “traditional allocation method” as described in Treasury Regulations Section 1.704-3(b).

(l)            To the extent that the provisions of this Section 6.7 are inconsistent with or conflict with any other provisions under this Agreement, the provisions of this Section 6.7 shall control.

6.8          Public Announcements; Confidentiality.

(a)           No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent of the other Party, except if such announcement or other communication is required by applicable Law (including in connection with the preparation and filing of the Proxy Statement and any offering or other documents prepared in connection with any financing by Buyer or the Company) or the rules of any stock exchange upon which such Party’s capital stock is traded, in which case, to the extent permitted by Law, the disclosing Party shall use its commercially reasonable efforts to coordinate or communicate such announcement or communication with the other Party prior to announcement or issuance; provided, however that no provision of this Agreement shall be deemed to restrict in any manner (i) any Party’s ability to communicate with its employees or equity holders or (ii) the ability of Buyer and the Company to communicate with their financial and legal advisors, lenders, underwriters or financing sources.

(b)           From the Closing Date and for a period of two (2) years following the Closing Date, Contributor will, and will cause its Affiliates and use commercially reasonable efforts to cause its Representatives to, (i) maintain the strict confidentiality of any and all Confidential Information and (ii) not disclose such Confidential Information to any Person other than any of its Affiliates or Representatives, except (x) to the extent required by Law (provided that if required by Law, Contributor agrees, to the extent legally permissible, to give Buyer prior written notice of such disclosure in sufficient time to permit Buyer to seek a protective order should it so determine) or (y) in a Claim brought by Contributor in the pursuit of its remedies under this Agreement.  Contributor shall (1) notify all Persons to whom Confidential Information is disclosed of the confidential nature of the materials disclosed and the provisions of this Agreement; and (2) ensure that all Persons to whom the terms of this Agreement or the Confidential Information is disclosed keep such information confidential and do not disclose or divulge such information to any unauthorized Person in each case in accordance with this Agreement.

6.9          Use of Certain Names.  Within 180 days following Closing, Buyer shall cause the Company to cease using the words “HPS”, “Highbridge”, “ARM” and “Asset Risk Management” and any word or expression similar thereto or constituting an abbreviation, derivation or extension thereof (the “Contributor’s Marks”), including eliminating the Contributor’s Marks from the Company Real Property and the Assets of the Company and disposing of any unused stationery and literature of the Company bearing the Contributor’s Marks.  Thereafter, Buyer shall not, and shall cause the Company and its Affiliates not to, use the Contributor’s Marks or any other logos, trademarks, trade names or other Intellectual Property belonging to Contributor or any Affiliate thereof.  Buyer acknowledges that it, its Subsidiaries and, from and after Closing, the Company have no rights whatsoever to use Contributor’s Marks.

6.10        Distributions.  Notwithstanding anything in this Agreement to the contrary, Contributor shall have the right to cause the Company to pay cash dividends, and/or make cash distributions to Contributor or its Affiliates at any time prior to Closing; provided such distributions do not result in any Liability to the Company.

6.11        Support Obligations.  Prior to Closing, Buyer shall replace or post, as applicable, effective as of Closing, any outstanding credit support obligations provided by Contributor or any of its Affiliates with respect to the Company or the Assets of the Company set forth on Schedule 6.11 (“Support Obligations”), including by providing at the Closing replacement bonds, guaranties, letters of credit, and/or cash collateral, as needed, to effect the replacement or posting of such Support Obligations at Closing; provided that if Buyer is unable to replace or post a Support Obligation at Closing, such existing Support Obligation shall remain in place and Buyer will indemnify Contributor or its Affiliates, as applicable, for any Losses resulting from payment such Person is required to make under such Support Obligation.  If Buyer or any of its Subsidiaries intends to participate in any meeting or discussion with any Governmental Authority with respect to such replacement or posting of Support Obligations, Buyer shall give Contributor reasonable notice of, and an opportunity to participate in, such meeting or discussion prior to Closing. During the Interim Period, except in connection with funding capital expenditures in accordance with the CapEx Budget, the Company and Contributor will not enter into any bond, guarantee, letters of credit or cash collateral arrangement similar to any Support Obligation without the prior written consent of Buyer.

6.12        The Proxy Statement and the Special Meeting.

(a)           As promptly as reasonably practicable after the Execution Date, but in any event within 20 Business Days following the date on which Buyer has received written notice from the Company and Alta Mesa that the Company and Alta Mesa each believes the information required to be provided by the Company hereunder and by Alta Mesa pursuant to the Alta Mesa Contribution Agreement has been delivered to Buyer, Buyer will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the transactions contemplated by this Agreement, the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement (the “Proxy Statement”) in preliminary form; provided, however, that such 20 Business Day period shall not elapse if Buyer provides a reasonably detailed written notice to the Company or Alta Mesa regarding information that is required but has not yet been received by Buyer from the Company or Alta Mesa for the Proxy Statement, in which case the 20 Business Day period shall re-commence after Buyer receives such information from the Company or Alta Mesa, as applicable. Buyer shall as promptly as practicable notify Contributor and the Company of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information.  Buyer shall cooperate and provide Contributor and the Company with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by Contributor and the Company in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. The Buyer Board Recommendation shall be included in the Proxy Statement. Buyer will use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement.  Buyer will cause the Proxy Statement to be transmitted to the holders of Buyer Common Stock as promptly as practicable, but in any event within 5 Business Days, following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(b)                                 Contributor and the Company acknowledge that a substantial portion of the Proxy Statement and other filings to be made by Buyer with the SEC shall include disclosure regarding Contributor, the Company and the Company’s management, operations and financial condition. Accordingly, Contributor and the Company will as promptly as reasonably practicable after the Execution Date, use their respective reasonable best efforts to provide Buyer with all information concerning the Company, the operations of the Company’s business and the Company’s management and operations and financial condition, in each case, required to be included in the Proxy Statement or such other filings, including the required financial statements of the Company prepared in accordance with Regulation S-X and a related consent from the Company’s independent public accountants. Without limiting the generality of the foregoing, Contributor and the Company shall use their respective reasonable best efforts to cooperate with Buyer in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC. Contributor and the Company shall use their commercially reasonable efforts to cause and make their managers, directors, officers and employees and the managers, directors, officers and employees of the Operator available to Buyer and its counsel in connection with the drafting of the Proxy Statement and any other filings required to be made by Buyer with the SEC and responding in a timely manner to comments on the Proxy Statement or such other filings from the SEC; provided that doing so does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries.

(c)                                  Buyer will take, in accordance with applicable Law, NASDAQ rules and the Organizational Documents of Buyer, all action necessary to call, hold and convene a special meeting of holders of Buyer Common Stock (including any permitted adjournment or postponement, the “Special Meeting”) to consider and vote upon the Stockholder Proposals as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Once the Special Meeting to consider and vote upon the Stockholder Proposals has been called and noticed, Buyer will not postpone or adjourn the Special Meeting without the consent of Contributor, which consent will not be unreasonably withheld, conditioned or delayed, other than, (1) for the absence of a quorum, (2) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Buyer has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Buyer Common Stock prior to the Special Meeting or (3) an adjournment or postponement of up to 10 Business Days to solicit additional proxies from holders of Buyer Common Stock.  Subject to Section 6.13(d), Buyer will take all reasonable lawful action to solicit approval of the Stockholder Proposals by the holders of Buyer Common Stock.

(d)                                 The Buyer Board will recommend in the Proxy Statement that the holders of Buyer Common Stock approve the Stockholder Proposals (the “Buyer Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the required stockholder approval at the Special Meeting, the Buyer Board may withdraw, modify or qualify in any manner the Buyer Board Recommendation (any such action a “Change in Recommendation”) if the Buyer Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Buyer Board shall not be entitled to exercise its rights to make a Change in

Recommendation pursuant to this sentence unless Buyer has provided to Contributor three Business Days’ prior written notice advising Contributor that the Buyer Board intends to take such action and specifying the reasons therefor in reasonable detail. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (x) change the approval of this Agreement or any other approval of the Buyer Board or (y) relieve Buyer of any of its obligations under this Agreement, including its obligation to hold the Special Meeting.

(e)                                  If at any time prior to the Closing Date, any event, circumstance or information relating to Buyer, Contributor or the Company and its Subsidiaries, or any of their respective Subsidiaries, officers or directors should be discovered by Buyer, Contributor or the Company, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement or any other filings to be made by Buyer with the SEC, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Buyer and, to the extent required by Law, disseminated to the holders of Buyer Common Stock; provided that no information received by Buyer pursuant to this Section 6.12(e) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules.

(f)                                   Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.12 and shall indemnify and hold harmless the Company, its Subsidiaries, Contributor and their respective Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with the Proxy Statement and any information used in connection therewith, except for Liabilities of the Company to the extent they resulted from information provided by Contributor or the Company specifically for use in connection with the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.13                        Cooperation on Financing Matters.  Prior to the Closing and in connection with any financing activities of Buyer, the Company shall use its commercially reasonable efforts to provide to Buyer, and shall use its commercially reasonable efforts to cause its Representatives, including legal and accounting representatives, to provide, in each case at Buyer’s sole expense (with respect to reasonable out-of-pocket expenses), all cooperation reasonably requested by Buyer that is customary in connection with completing any financing activities of Buyer, which commercially reasonable efforts shall include, among other things, (i) furnishing Buyer reasonably promptly following Buyer’s request, with information regarding the Company (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company)

customary for such financing activities, to the extent reasonably available to the Company, (ii) causing the Company’s senior management and other representatives with appropriate seniority and expertise of the Company to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, such financing), presentations, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with such financing activities, (iii) assisting with the preparation of materials for rating agency presentations, offering memoranda and similar documents required in connection any such financing activities, (iv) using commercially reasonable efforts to obtain legal opinions, auditor comfort letters and auditor consents reasonably requested by Buyer in order to consummate such financing activities, (v) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer or any financing sources of Buyer or the Company to permit the consummation of such financing activities, (vi) assisting Buyer with the repayment, and release of any Liens upon repayment, of outstanding Indebtedness of the Company or any of its Subsidiaries and obtaining customary payoff letters with respect thereto and (vii) cooperating with requests for due diligence to the extent customary and reasonable; provided, however, that no obligation of the Company under any agreement, certificate, document or instrument shall be effective until the Closing and none of the Company or any of its Representatives shall be required to pay any commitment or other fee or incur any other Liability prior to Closing in connection with any financing activities (other than with respect to expenses to be reimbursed in accordance with the first sentence of this Section 6.13). Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with the cooperation of the Company contemplated by this Section 6.13 and shall indemnify and hold harmless the Company, Contributor and their respective Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with any financing activities of Buyer and any information used in connection therewith, except for Liabilities of the Company to the extent they resulted from information provided by the Company specifically for use in connection with such financing activity containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.14                        Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall, and shall cause the Company to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions.

6.15                        Buyer Employees and Related Benefits.

(a)                                 Buyer shall make or to cause its Subsidiaries to make offers to employ all of the Available Employees.  Such offers shall be made within ten (10) days following the Execution Date.  Each such offer (i) shall provide for (A) the commencement of employment to be effective upon the applicable Transfer Date (as defined below), (B) an annualized base salary or base hourly pay rate, as applicable, that is not less than that received by the Available Employee, as applicable, immediately prior to the Available Employee’s Transfer Date, and (C) a period of at least three (3) days in which such Available Employee may accept or reject such offer, and (ii) shall be subject only to satisfaction of Buyer Employer’s (as defined below) standard lawful pre-employment screening and, with respect to a Leave Employee, the Leave Employee’s return to active employment with Operator within six (6) months following the Closing, or such later time as may be required by applicable Law.  The entity with which post-Closing employment is offered to an Available Employee pursuant to this Section 6.15(a) is referred to as the “Buyer Employer.”  At least five (5) days prior to the anticipated Closing Date, Buyer shall deliver to Operator a list of the Available Employees who have accepted employment with Buyer Employer (each such individual who accepts such employment offers and commences employment with Buyer Employer following the Closing is referred to as a “Transferred Employee”), and any Available Employee who has rejected an offer of employment.  While a Transferred Employee remains employed, Buyer Employer shall not reduce any Transferred Employee’s initial base salary or base hourly pay rate, as applicable, for a period of at least twelve (12) months beginning on the Closing Date.  Contributor shall use commercially reasonable efforts to cause Operator to take no action (or omit to take any action) that has the intent or effect of discouraging an Available Employee from accepting an offer of employment or engagement with Buyer Employer as contemplated by this Section 6.15(a).

(b)                                 The “Transfer Date” for each Transferred Employee shall be the time immediately following the Closing, except with respect to any Transferred Employee to whom an employment offer is made and who is on a leave of absence as of the Closing Date (a “Leave Employee”), in which case his or her Transfer Date shall be the date following the Closing upon which such Leave Employee commences employment with Buyer Employer.

(c)                                  Buyer covenants that Buyer Employer shall provide to all Transferred Employees, for at least twelve (12) months following the Closing Date, employee benefits (including severance) that are, in the aggregate, substantially comparable to those offered by Buyer Employer to its similarly situated employees.  Buyer covenants that effective as of each Transferred Employee’s Transfer Date, Buyer shall or cause its Subsidiaries to recognize years of service with Operator (together with any predecessors thereof that previously employed such Transferred Employee and as to which Operator has recognized such years of service) for purposes of determining such Transferred Employee’s eligibility to participate in and vesting under any and all applicable plans or policies of Buyer and its Subsidiaries (other than any defined benefit plans and equity and incentive arrangements and severance benefit pursuant to the foregoing sentence); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d)                                 To the extent Buyer or its Subsidiaries provides employee welfare benefit plans (as defined in Section 3(1) of ERISA) to similarly situated employees to the Transferred Employees, Buyer covenants that effective as of each Transferred Employee’s Transfer Date, Buyer shall, or cause its Subsidiaries to, to the extent permitted under applicable Law and the terms of the applicable employee welfare benefit plans, use commercially reasonable efforts to (A) ensure that for each Transferred Employee and any dependent thereof covered by Operator’s or Operator’s Affiliates’ employee welfare benefit plans, Buyer’s or its Subsidiaries’ welfare benefit plans shall waive all coverage exclusions and limitations relating to waiting periods or pre-existing conditions to the extent any such exclusions or limitations were waived or were inapplicable under the analogous welfare benefit plan of Operator or its Affiliates immediately prior to the Closing Date, and (B) credit the expenses of each Transferred Employee which were credited toward deductibles, co-payments or out-of-pocket maximums for the year in which the Transferred Employee’s Transfer Date occurs under the applicable welfare benefit plan of Operator or Operator’s Affiliates against satisfaction of any deductibles, co-payments or out-of-pocket maximums for the year in which the Transferred Employee’s Transfer Date occurs under Buyer’s or its Subsidiaries’ welfare benefit plan for each Transferred Employee; provided, however, that Buyer’s obligations under this clause (B) shall be subject to Buyer’s or its Subsidiaries’, as applicable, insurers, receipt of all necessary information, from either Operator or such Transferred Employee related to such amounts.

(e)                                  Contributor shall cause each Transferred Employee to become fully vested no later than the Transfer Date in all unpaid amounts payable under the retention bonus agreements with Operator set forth on Schedule 6.15(e) and shall cause the amounts payable under such retention bonus agreements and all wages, salaries, commissions and similar compensation earned or accrued through the Transfer Date, including all accrued and unused paid time off, to be paid to the Transferred Employees promptly, and in any event no later than Operator’s next regularly scheduled payroll payment date.  Contributor shall further cause (i) each Transferred Employee to become fully vested as of no later than the Transfer Date in the Transferred Employee’s account under any Benefit Plan of Contributor, Operator or their ERISA Affiliate that is a 401(k) plan (the “Contributor 401(k) Plan”), including with respect to any employer contributions to any such plan for the period occurring prior to and ending on the Transfer Date (which such contributions Contributor shall cause to be made as soon as reasonably practicable following the Transfer Date), (ii) the Contributor 401(k) Plan to permit, if elected by a Transferred Employee, the rollover of such Transferred Employee’s account balance (including outstanding loans) to a 401(k) plan sponsored by Buyer or its Subsidiary, to the extent permitted by Law, and (iii) to the extent any Transferred Employee has a loan outstanding as of the Transfer Date under the Contributor 401(k) Plan, cause such loan to remain outstanding (and not go into default) until the first to occur of the end of the first full calendar quarter following the Transfer Date or the earlier rollover of the Transferred Employee’s Contributor 401(k) Plan account balance and loan note to a 401(k) plan sponsored by Buyer or its Subsidiary.

(f)                                   The provisions of this Section 6.15 are solely for the benefit of the Parties and nothing in this Section 6.15, express or implied, shall confer upon any Available Employee or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 6.15, express or implied, shall be (i) deemed an amendment of any employee benefit plan providing benefits to any Available Employee, or (ii) construed to prevent Buyer or any of its Subsidiaries (including Buyer Employer) from terminating or modifying to any extent or in any respect any employee benefit plan that Buyer or any of its Subsidiaries may establish or maintain.

6.16                        Exclusivity.

(a)                                 From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Company will not, Contributor will not, and will cause the Company, its

Subsidiaries and any of its or their respective Affiliates and any of its and its Affiliates’ Representatives, not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to an acquisition of any Interests in the Company or any of its Subsidiaries or all or substantially all of the Assets of the Company or any of its Subsidiaries.  The Company and Contributor shall, and Contributor shall cause the Company and its Subsidiaries, any of its or their respective Affiliates and any of its and its Affiliates’ Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Buyer and its Affiliates) with respect to any of the foregoing.  As promptly as practicable (and in any event within two (2) Business Days) after the date hereof, the Company shall send “return or destroy” letters to all other Persons to whom the Company or its Affiliates and professional advisors provided confidential information under or pursuant to a confidentiality or non-disclosure agreement in connection with the potential sale of all or part of the Company (any such confidentiality or non-disclosure agreement, a “Transaction Confidentiality Agreement”).  From and after the Closing, the Company agrees to use its reasonable best efforts to enforce its rights under any such Transaction Confidentiality Agreement for the benefit of Buyer.

(b)                                 From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 9.1, Buyer will not, and will cause its Affiliates and their respective Representatives not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to a Business Combination involving Buyer. Buyer shall, and shall cause its Affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Buyer and its Affiliates) with respect to any of the foregoing; provided, that the Alta Mesa Contribution Agreement and the transactions contemplated thereby, the Riverstone Contribution Agreement and the transactions contemplated thereby and any financing with respect to the transactions contemplated by the Alta Mesa Contribution Agreement or the transactions contemplated by the Riverstone Contribution Agreement shall not constitute a breach of the restrictions contained in this Section 6.16(b).

6.17                        Notice of Certain Events.  Each of the Company and Buyer will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of (a) the occurrence or existence of any fact, event or circumstance that, (i) with respect to the Company, had or would reasonably be expected have a Material Adverse Effect and (ii) with respect to Buyer, had or would reasonably be expected to have a Buyer Material Adverse Effect, (b) the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VII or Article VIII, as applicable, not being able to be satisfied prior to the Outside Date, (c) any notice or other communication that has been received by the Company from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (d) any notice or other communication that has been received by Buyer or the Company from any Governmental Authority in connection with the

Transactions, or (e) any Proceeding commenced or, to the Knowledge of the Company or Buyer, as applicable, threatened that (i) if pending on the date hereof, would have been required to have been disclosed by the Company or Buyer, as applicable, pursuant to this Agreement or (ii) otherwise relates to this Agreement or the consummation of the Transactions.  No notification given by any Party pursuant to this Section 6.17 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

6.18                        Reasonable Best Efforts.  Except to the extent that the Parties’ obligations are specifically set forth elsewhere herein, upon the terms and subject to the conditions set forth in this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.

6.19                        Engagement Letters.  Immediately after Closing and at all times thereafter, Buyer shall cause the Company to pay all fees and expense reimbursements as and when due and payable under the Engagement Letters to the extent such fees and expenses were taken into account in calculating the Estimated Adjustment Amount and the Adjustment Amount.

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

7.1                               Contributor’s Representations and Warranties.  The Contributor Fundamental Representations shall (i) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those Contributor Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Contributor Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date.  The representations and warranties made by Contributor in Article III (other than the Contributor Fundamental Representations) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect.

7.2                               Company Representations and Warranties.  The Company Fundamental Representations shall (i) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those Company Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Company Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date.  The representations and warranties made by the Company in Article IV (other than the Company Fundamental Representations) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect.

7.3                               Performance.  Contributor and the Company shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by them under this Agreement prior to or at Closing.

7.4                               No Material Adverse Effect.  Since the Execution Date, there shall not have been a Material Adverse Effect.

7.5                               Orders and Laws.  There shall not be any Law or Order of any Governmental Authority having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Buyer or its Subsidiaries) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

7.6                               HSR Act.  The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

7.7                               Stockholder Approval.  At the Special Meeting, the holders of a majority of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, shall have (1) approved and adopted this Agreement, the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement and the transactions contemplated hereby and thereby; (2) approved and adopted the amendments to Buyer’s amended and restated certificate of incorporation attached hereto as Exhibit D (the “Amended and Restated Certificate of Incorporation”) reasonably necessary to complete the Transactions and the transactions contemplated by the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement, and (3) approved, for purposes of complying with applicable listing rules of the NASDAQ, (w) the issuance of equity interests of Buyer, including pursuant to the terms of the Execution Date Forward Purchase Agreement, (x) the issuance of Buyer Class C Common Stock to Contributor, the Alta Mesa Contributor and the Riverstone Contributor, (y) the issuance of Buyer Series A Preferred Stock and Buyer Series B Preferred Stock to affiliates of High Mesa Holdings and to the Riverstone Contributor and (z) the future issuance of shares of Buyer Class A Common Stock to Contributor, the Alta Mesa Contributor and the Riverstone Contributor in connection with the future redemption or exchange of their Common Units (collectively, the “Stockholder Proposals”).

7.8                               Concurrent Closing of Alta Mesa Contribution Agreement. The Alta Mesa Closing shall be consummated in accordance with the terms of the Alta Mesa Contribution Agreement.

7.9                               NASDAQ Listing.  The Buyer Class A Common Stock issuable to Contributor, the Alta Mesa Contributor and the Riverstone Contributor pursuant to the A&R LP Agreement shall have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

7.10                        Consents.  The consents set forth on Schedule 7.10 shall have been obtained.

7.11                        Leverage Ratio.  The Partnership’s Leverage Ratio immediately post-Closing (calculated on a pro forma basis (i) assuming that the “Pre-Closing Reorganization” (as defined in the Alta Mesa Contribution Agreement), the Transactions, the transactions contemplated by the Alta Mesa Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement had been consummated on the first date of the Calculation Period, (ii) after giving effect to the repayment, retirement, assignment or other satisfaction of any Debt of the Partnership and its Subsidiaries that is satisfied on the Closing Date, and (iii) for Cash of the Partnership and its Subsidiaries after giving effect to the Closing, the consummation of the transactions contemplated by the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement and the exercise of any Buyer Stockholder Redemption Right) would not be greater than 1.5x.

ARTICLE VIII
CONTRIBUTOR’S CONDITIONS TO CLOSING

The obligation of Contributor to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Contributor in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

8.1                               Representations and Warranties.  The Buyer Fundamental Representations shall (i) be true and correct in all respects on and as of Closing Date as though made on and as of the Closing Date (other than those Buyer Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Buyer Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date.  The representations and warranties made by the Buyer in Article V (other than the Buyer Fundamental Representations) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Closing Date as though made on and as the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect and would not have a material adverse effect on the ability of Buyer to consummate the Transactions.

8.2                               Performance.  Buyer shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by it under this Agreement prior to or at Closing.

8.3                               Orders and Laws.  There shall not be any Law or Order of any Governmental Authority having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Contributor or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

8.4                               HSR Act.  The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

8.5                               Stockholder Approval.  At the Special Meeting, the holders of a majority of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, shall have approved the Stockholder Proposals.

8.6                               Concurrent Closing of Alta Mesa Contribution Agreement. The Alta Mesa Closing shall be consummated in accordance with the terms of the Alta Mesa Contribution Agreement.

8.7                               NASDAQ Listing.  The Buyer Class A Common Stock issuable to Contributor, the Alta Mesa Contributor and the Riverstone Contributor pursuant to the A&R LP Agreement shall have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

8.8                               Minimum Cash Consideration.  The Available Funds shall not be less than the Cash Consideration Contributor is entitled to receive at Closing pursuant to Section 2.2 (without giving effect to the proviso set forth therein).

ARTICLE IX
TERMINATION

9.1                               Termination.  This Agreement may be terminated, as follows:

(a)                                 at any time before Closing, by Contributor or Buyer, by written notice to the Parties, in the event that any Law or final Order of any Governmental Authority having jurisdiction restrains, enjoins or otherwise prohibits or makes illegal the contribution of the Contributed Interests pursuant to this Agreement;

(b)                                 at any time before Closing, by Contributor, by written notice to Buyer, if (i) Buyer has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VIII and (ii) such breach has not been cured by the earlier of (x) 30 days following written notification from Contributor to Buyer thereof and (y) the Outside Date;

(c)                                  at any time before Closing, by Buyer, by written notice to Contributor, if (i) Contributor or the Company has breached its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VII and (ii) such breach has not been cured by the earlier of (A) 30 days following written notification from Buyer to Contributor or the Company thereof and (B) the Outside Date;

(d)                                 at any time before Closing, by Buyer or Contributor, by written notice to the Parties, if Closing has not occurred on or before February 28, 2018 (the “Outside Date”);

(e)                                  at any time before the Closing, by Buyer or Contributor, by written notice to the Parties, if the Alta Mesa Contribution Agreement shall have been terminated in accordance with its terms; or

(f)                                   by mutual written consent of Buyer and Contributor;

provided, however, that neither Contributor nor Buyer shall be entitled to terminate this Agreement under Sections 9.1(b), 9.1(c) or 9.1(d) as applicable, if Contributor or Buyer, respectively, is then in breach of any of its representations, warranties or covenants set forth in this Agreement, and such breach would or does, assuming Closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth in Article VII or Article VIII, as applicable, or to otherwise consummate the Closing on or prior to the Outside Date.

9.2                               Effect of Termination.

(a)                                 If this Agreement is validly terminated pursuant to Section 9.1, subject to the last sentence of this Section 9.2, this Agreement shall become void and of no further force or effect, provided that, notwithstanding anything herein to the contrary, Article I, Sections 6.2(b), 6.8, 6.12(f), the last sentence of 6.13, this Article IX and Article XI, along with any obligation or covenant that otherwise expressly survives, will survive any such termination.  The Confidentiality Agreement shall not be affected by a termination of this Agreement. Nothing in this Section 9.2, however, shall be deemed to extinguish any right or remedy of any Party that shall have accrued hereunder prior to any such termination, or release any Party from any liability for any Willful and Material Breach by such Party of the terms and provisions of this Agreement prior to such termination.

9.3                               Specific Performance.  Each of Contributor and Buyer acknowledges that the other would be damaged irreparably if the obligations of Contributor or Buyer, as applicable, under this Agreement to be performed at or in connection with, or following, the Closing are not performed in accordance with their specific terms or otherwise breached.  Accordingly, the Parties agree that, in lieu of termination of this Agreement as contemplated in Section 9.1, following the Closing, Contributor and Buyer may seek to enforce specifically the express obligations of the other under this Agreement or in connection with the Closing.

ARTICLE X
INDEMNIFICATION; WAIVERS; LIMITATIONS ON LIABILITY

10.1                        Indemnity.  From and after Closing:

(a)                                 Contributor shall indemnify, defend and hold harmless Buyer and each of its Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any Losses incurred or suffered by any Buyer Indemnified Parties (whether such Losses relate to a Direct Claim or Third Party Claim) arising out of, related to or resulting from:

(i)                                     any breach or inaccuracy of any representation or warranty of Contributor or the Company in Article III or Article IV or in any Closing Certificate delivered pursuant to

Section 2.4(e) or Section 2.4(f) (as though any such representation and warranty were made as of the Closing, except to the extent a representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date);

(ii)                                  any breach of any covenant or agreement of Contributor or covenant or agreement to be performed by the Company prior to or at the Closing, in each case, contained in this Agreement;

(iii)                               Contributor Taxes;

(iv)                              the Engagement Letters;  and

(v)                                 indemnification claims made by Operator against the Company after the Closing pursuant to the Operator Agreement.

(b)                                 Buyer shall indemnify, defend and hold harmless Contributor and each of its Affiliates and its Representatives (collectively, the “Contributor Indemnified Parties”) from and against all Losses incurred or suffered by any Contributor Indemnified Parties (whether such Losses relate to a Direct Claim or Third Party Claim) arising out of, related to or resulting from:

(i)                                     any breach or inaccuracy as of Closing of any representation or warranty of Buyer contained in Article V of this Agreement or in the Closing Certificate delivered by Buyer (as though made as of Closing, except to the extent a representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date); and

(ii)                                  any breach of any covenant or agreement of Buyer or covenant or agreement to be performed by the Company after the Closing, in each case, contained in this Agreement.

10.2                        Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a)                                 The respective representations, warranties, covenants and agreements of Contributor, the Company and Buyer contained in this Agreement (or in any Closing Certificate), shall survive the Closing Date through and including eighteen (18) months following the Closing Date (the “Expiration Date”); provided that the foregoing shall not apply to any covenants or agreements that by their terms are to be performed solely after the Closing.  No Party shall have any liability for Indemnity Claims made under Section 10.1 with respect to any such representation, warranty, covenant or agreement (other than covenants or agreements to be performed after Closing) unless a written notice of an Indemnity Claim (describing in reasonable detail such Indemnity Claim, including an estimate of Losses attributable to such Indemnity Claim to the extent then available) is provided prior to the Expiration Date.

(b)                                 Contributor shall have no liability under Section 10.1(a)(i) in connection with any single item (or series of items arising from the same or substantially similar facts or circumstances) that results in Losses of less than $250,000 (the “De Minimis Threshold”).

(c)                                  Contributor shall have no liability under Section 10.1(a)(i) until the aggregate amount of all Losses (excluding for purposes of calculating the Deductible Amount all individual Losses that do not satisfy the De Minimis Threshold) equals or exceeds $40,000,000 (the “Deductible Amount”), in which event Contributor shall be liable for Losses only to the extent they are in excess of the Deductible Amount.

(d)                                 In no event shall the liability of the Contributor under Section 10.1(a) exceed the value of the Reserved Units determined in accordance with Section 10.7(b) (the “Cap Amount”).

(e)                                  Buyer shall have no liability under Section 10.1(b)(i) in connection with any single item (or series of items arising from the same or substantially similar facts or circumstances) that results in Losses of less than the De Minimis Threshold.

(f)                                   Buyer shall have no liability under Section 10.1(b)(i) until the aggregate amount of all Losses (excluding for purposes of calculating the Deductible Amount all individual Losses that do not satisfy the De Minimis Threshold) equals or exceeds the Deductible Amount, in which event Buyer shall be liable for Losses only to the extent they are in excess of the Deductible Amount.

(g)                                  In no event shall Buyer’s aggregate liability under Section 10.1(b)(i) exceed the Cap Amount.

(h)                                 If Buyer becomes aware of any breach by Contributor or the Company of any representation, warranty, covenant or agreement in this Agreement, Buyer must give written notice to Contributor within a reasonable period of time after becoming aware of such breach; provided that the failure to provide such notice shall not relieve any Party of liability hereunder except to the extent the defense of a matter is materially prejudiced by the failure to provide such notice.

(i)                                     If Contributor becomes aware of any breach by Buyer of any representation, warranty, covenant or agreement in this Agreement, Contributor must give written notice to Buyer within a reasonable period of time after becoming aware of such breach; provided that the failure to provide such notice shall not relieve any Party of liability hereunder except to the extent the defense of a matter is materially prejudiced by the failure to provide such notice.

(j)                                    Notwithstanding anything in this Section 10.2 to the contrary, (i) in no event will the limitations set forth in Sections 10.2(a) through (d) apply in the event of Fraud by Contributor, the Company or any of their respective Affiliates, and (ii) in no event will the limitations set forth in Section 10.2(a) or Sections 10.2(e) through (g) apply in the event of Fraud by Buyer or any of its Affiliates.

(k)                                 The Party seeking indemnification hereunder shall have a duty to use commercially reasonable efforts to mitigate any Loss in connection with this Agreement.

(l)                                     If any Reserved Units are transferred to any Buyer Indemnified Party in respect of an Indemnity Claim brought by Buyer pursuant to Section 10.1 and such Buyer Indemnified Party subsequently recovers, directly or indirectly, from any other Person any amount in respect of the Losses underlying such Indemnity Claim, then Buyer shall, or shall cause such Buyer

Indemnified Party to, promptly return to Contributor Reserved Units that have a value equal to the amount so recovered, with such value being determined in accordance with Section 10.7(b).

(m)                             Contributor shall have no liability pursuant to this Agreement in respect of and to the extent of any item or any Losses that have been reflected as a Current Liability in Net Working Capital as finally determined pursuant to Section 2.6.

(n)                                 Contributor and Buyer acknowledge that, except with respect to the enforcement of covenants to be performed after the Closing, after Closing the surrender, release or transfer of Reserved Units pursuant to the terms of this Agreement shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other Claim arising in connection with or with respect to the Transactions.  As the surrender, release or transfer of Reserved Units shall be adequate compensation, Buyer and Contributor hereby waive any right to rescind this Agreement or any of the Transactions.

(o)                                 References to Material Adverse Effect and other materiality qualifications shall be disregarded solely for purposes of calculating Losses with respect to which one Party indemnifies any Indemnitee pursuant to Section 10.1. For the avoidance of doubt, such references shall not be disregarded in determining whether a breach by a Party of any of its representations made herein or hereunder has occurred.

10.3                        Waivers of Representations.

(a)                                 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF CONTRIBUTOR, THE COMPANY, BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE CONTRIBUTED INTERESTS, THE COMPANY OR ITS ASSETS, THE PARTNERSHIP, OR ANY PART THEREOF, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY CONTRIBUTOR IN ARTICLE III, THE COMPANY IN ARTICLE IV AND BUYER IN ARTICLE V.  IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NONE OF CONTRIBUTOR, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY (X) TAX MATTERS EXCEPT AS EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV, OR (Y) ENVIRONMENTAL MATTERS EXCEPT AS EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV OR (Z) EMPLOYMENT MATTERS EXCEPT AS EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV AND NONE OF CONTRIBUTOR, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANY OR ITS ASSETS.

(b)                                 EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY CONTRIBUTOR IN ARTICLE III AND THE COMPANY IN ARTICLE IV, CONTRIBUTOR’S INTERESTS IN THE CONTRIBUTED INTERESTS ARE BEING TRANSFERRED HEREUNDER TO BUYER “AS IS, WHERE IS, WITH ALL FAULTS,” AND CONTRIBUTOR, THE COMPANY AND THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY OR ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY OR ITS ASSETS.

(c)                                  EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BUYER IN ARTICLE V, THE EQUITY CONSIDERATION AND THE SHARES OF BUYER CLASS C COMMON STOCK ARE BEING ISSUED TO CONTRIBUTOR “AS IS, WHERE IS, WITH ALL FAULTS,” AND BUYER, THE PARTNERSHIP AND THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF BUYER, THE PARTNERSHIP, THE EQUITY CONSIDERATION, BUYER CLASS C COMMON STOCK OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF BUYER AND THE PARTNERSHIP.

(d)                                 BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR SET FORTH IN ARTICLE III AND THE COMPANY SET FORTH IN ARTICLE IV AND IN ANY CLOSING CERTIFICATES OF CONTRIBUTOR OR THE COMPANY ARE THOSE ONLY OF CONTRIBUTOR OR THE COMPANY, AS APPLICABLE, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF CONTRIBUTOR, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES.

(e)                                  CONTRIBUTOR ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN ARTICLE V AND IN ANY CLOSING CERTIFICATE OF BUYER ARE THOSE ONLY OF BUYER, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES.

10.4                        Waiver of Remedies.

(a)                                 The Parties hereby agree that, other than in the case of Fraud or claims to enforce the performance of covenants expressly required to be performed, in whole or in part, after the Closing, no Party shall have any liability, and no Party shall (and each Party shall cause its respective Affiliates not to) make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other document, agreement, certificate or other instrument delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as expressly provided in Section 9.2 and this Article X.

(b)                                 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT SUCH CONSEQUENTIAL DAMAGES ARE THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT GIVING RISE TO SUCH DAMAGES AND NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF SUCH OTHER PARTY OR ITS AFFILIATES (“Non-Reimbursable Damages”); PROVIDED, HOWEVER, IN NO EVENT SHALL THIS SECTION 10.4(b) BE A LIMITATION ON ANY OBLIGATION OF A PARTY HEREUNDER WITH RESPECT TO A THIRD PARTY CLAIM RELATING TO SUCH OBLIGATION.

(c)                                  Notwithstanding anything in this Agreement to the contrary, other than in the case of Fraud, (i) no Representative or Affiliate of Contributor (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Contributor) shall have any Liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Contributor in this Agreement or in any Closing Certificate delivered by Contributor, and (ii) no Representative or Affiliate of Buyer (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Buyer) shall have any Liability to Contributor or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Buyer in this Agreement or in any Closing Certificate delivered by Buyer.

10.5                        Procedure with Respect to Third-Party Claims.

(a)                                 If any Buyer Indemnified Party or Contributor Indemnified Party (each, an “Indemnitee”) becomes subject to a pending or threatened Claim of a third party (a “Third Party Claim”) and Buyer or Contributor, as applicable (the “Claiming Party”), believes such Indemnitee has an Indemnity Claim against the other Party (the “Responding Party”) as a result, then the Claiming Party shall promptly notify the Responding Party in writing of the basis for such Indemnity Claim setting forth the nature of the Third Party Claim and the amount thereof in reasonable detail.  The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Third Party Claim is materially prejudiced by the failure to give such notice.

(b)                                 If any Third Party Claim is brought by a third party against an Indemnitee and the Claiming Party gives notice to the Responding Party pursuant to Section 10.5(a), the Responding Party shall be entitled to participate in such Third Party Claim and, if the Responding Party wishes, the Responding Party may elect to control the defense of such Third Party Claim (such election to be without prejudice to the right of the Responding Party to dispute whether such Third Party Claim is for indemnifiable Losses under this Article X), if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake such defense and (ii) the Responding Party conducts the defense of such Third Party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party.  The Claiming Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in (but not control) the defense or settlement thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party.  The Claiming Party shall cooperate reasonably with the

Responding Party and its counsel in the defense or compromise of such Third Party Claim.  If the Responding Party assumes the defense of a Third Party Claim, no compromise or settlement of such Third Party Claim may be effected by the Responding Party without the Claiming Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party, (B) the sole relief provided is monetary damages that (1) in the event that Buyer is the Responding Party, are fully covered by the Responding Party, or (2) in the event that Contributor is the Responding Party, the amount of such monetary damages is no greater than the value of the Reserved Units with such value being determined in accordance with Section 10.7(b), and Contributor transfers a number of Reserved Units to the Partnership with a value equal to the amount of such monetary damages at the time the compromise or settlement is effected with such value being determined in accordance with Section 10.7(b).

(c)                                  If notice is given to the Responding Party of the commencement of any Third Party Claim and the Responding Party does not, within 30 days after the Claiming Party’s notice is given pursuant to Section 10.5(a), give notice to the Claiming Party of its election to control the defense of such Third Party Claim, or if any of the conditions set forth in clauses (i) and (ii) of Section 10.5(b) become unsatisfied, then the Claiming Party shall (upon notice to the Responding Party) have the right to control the defense, compromise or settlement of such Third Party Claim; provided, however, that the Responding Party shall, subject to the limitations of liability set forth herein, reimburse the Claiming Party for the costs of defending against such Third Party Claim (including reasonable attorneys’ fees and expenses) and shall, subject to the limitations of liability set forth herein, remain otherwise responsible for any liability with respect to amounts arising from or related to such Third Party Claim, in both cases to the extent it is ultimately determined that such Responding Party is liable with respect to such Third Party Claim for a breach under this Agreement; provided, further, that the Claiming Party may not effect any such compromise or settlement without the consent of the Responding Party (which consent shall not be unreasonably withheld, denied or delayed).  The Responding Party may elect to participate in such Third Party Claim at any time at its own expense.

10.6                        Procedure with Respect to Direct Claims.  Promptly after any Claiming Party comes to believe that its related Indemnitee has an Indemnity Claim against a Responding Party which does not involve a Third Party Claim (a “Direct Claim”), the Claiming Party shall notify the Responding Party in writing of such Direct Claim and specify in such notice the basis for such Direct Claim setting forth the nature of the Claim and, to the extent known, the amount thereof in reasonable detail.  Any failure of a Claiming Party to so notify a Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Direct Claim is materially prejudiced by the failure to give such notice.

10.7                        Payments of Indemnity Amounts.

(a)                                 Subject to the limitations in Section 10.2, promptly and in no event later than five (5) Business Days after the amount payable, if any, by Buyer to a Contributor Indemnified Party in connection with an Indemnity Claim is finally determined in accordance with this Agreement, Buyer will pay to each relevant Contributor Indemnified Party such amount, by wire transfer of immediately available funds (or as otherwise directed pursuant to any final and nonappealable

Order or as otherwise agreed by the Claiming Party and the Responding Party) to an account designated by such Contributor Indemnified Party.

(b)                                 Promptly and in no event later than five (5) Business Days after the amount payable, if any, by Contributor to a Buyer Indemnified Party in connection with an Indemnity Claim, subject to the limitations in Section 10.2, or to the Partnership in connection with the Excess Adjustment Amount, as applicable, is finally determined in accordance with this Agreement (the “Valuation Date”), Contributor shall surrender to such Buyer Indemnified Party (including, for the avoidance of doubt, the Partnership) Common Units with a value equal to such finally determined amount (valued in accordance with this Section 10.7(b)).  On the Valuation Date, the value of a Common Unit shall be equal to the volume-weighted average price of a share of Buyer Class A Common Stock on the NASDAQ for the 20 trading days immediately prior to the Valuation Date, as reported by Bloomberg.  For the avoidance of doubt, any transfer of Reserved Units by Contributor to a Buyer Indemnified Party (including, for the avoidance of doubt, the Partnership) shall include the applicable number of Common Units and a corresponding number of shares of Buyer Class C Common Stock, with all value being ascribed to the Common Units and no value being ascribed to the shares of Buyer Class C Common Stock. If the Buyer Indemnified Party receiving the Reserved Units is either the Partnership or Buyer, then the Partnership and Buyer, simultaneously with such release, will cancel the applicable Common Units and shares of Buyer Class C Common Stock, respectively.

(c)                                  Except as otherwise provided in this Section 10.7(c), prior to the Expiration Date, Contributor shall retain and not transfer, or assign, to any Person or pledge or otherwise subject to any Lien, other than to a Buyer Indemnified Party in accordance with this Article X or the Partnership in accordance with Section 2.6, 16,000,000 Common Units and 16,000,000 shares of Buyer Class C Common Stock (collectively, the “Reserved Units” and each reference to a “Reserved Unit” meaning one Common Unit and one share of Buyer Class C Common Stock). To the extent certificated, the Reserved Units shall be imprinted with a legend sufficient to identify the restriction on transfer thereof set forth in this Section 10.7(c) (the “Restrictive Legend”). The restriction on transfer set forth in the first sentence of this Section 10.7(c) shall terminate with respect to, and the Restrictive Legend shall be removed from, (i) 8,000,000 Reserved Units upon the first (1st) anniversary of the Closing Date and (ii) any remaining Reserved Units upon the Expiration Date; provided, however, that such restrictions on transfer shall not be terminated with respect to, and the Restrictive Legend shall not be removed from, the Reserved Units equal in value (valued in accordance with this Section 10.7(c) to the amount of Losses asserted with respect to any Indemnity Claim in accordance with this Agreement that is asserted prior to any such date and is still pending on any such date (a “Pending Claim”); provided, further, that a Pending Claim shall cease to be a Pending Claim upon the date that is 90 days following the date the Indemnity Claim to which such Pending Claim relates is asserted, unless Buyer shall have initiated a Proceeding in respect of such Indemnity Claim prior to such date.  Upon the resolution of each Pending Claim (or upon such Pending Claim ceasing to be a Pending Claim), subject to the occurrence of the Expiration Date, the restriction on transfer set forth in the first sentence of this Section 10.7(c) shall terminate with respect to, and the Restrictive Legend shall be removed from, any Reserved Units not required to be transferred to a Buyer Indemnified Party as payment with respect to such Pending Claim. In the event that the restriction on transfer set forth in the first sentence of this Section 10.7(c) shall terminate with respect to, and the Restrictive Legend is removed from, a Reserved Unit, Contributor shall be permitted to transfer such Reserved Unit in accordance with the A&R LP Agreement, the Common Unit and share of Buyer Class C Common Stock formerly comprising such Reserved Unit shall cease to constitute a Reserved Unit and such Common Unit and share of Buyer Class C Common Stock shall no longer be available to the Buyer Indemnified Parties to satisfy an Indemnity Claim by any of them.

10.8                        Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement, except in the case of Fraud, (a) this Article X shall be the sole remedy of the Buyer Indemnified Parties following the Closing for any Losses arising out of, in connection with or related to this Agreement or the Transactions and (b) the Reserved Units shall be the sole source of payment to the Buyer Indemnified Parties for any Losses arising out of, in connection with or related to this Agreement or the Transactions (regardless of whether the value of the Reserved Units is sufficient to cover any such Losses); provided that this Section 10.8 shall not apply to any claims arising out of, in connection with or related to the Ancillary Agreements.

10.9                        Waiver of Claims.

(a)                                 Contributor and each Contributor Member each hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself, and its past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, their respective “Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, Liabilities and rights against the Company, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that Contributor and each Contributor Member or any of their Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Company or its business, including pursuant to the Company LLC Agreement (and any breaches thereof)whether in law or in equity, in contract, in tort or otherwise, in any capacity, including any claims to any additional Interests in the Company or any distributions or payments (as consideration of services or otherwise) from the Company by reason of any matter, cause or thing whatsoever (the “Contributor Released Claims”); provided, that, notwithstanding the foregoing, the Contributor Released Claims shall not include any cause of action, damage, judgment, liability or right pursuant to this Agreement as provided for and limited by this Article X or in the event of Fraud. Contributor and each Contributor Member agrees not to, and to cause its respective Related Persons not to, assert any Proceeding against Buyer or any of its Affiliates with respect to the Contributor Released Claims.

(b)                                 Each of the Buyer and the Company hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and its past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, their respective “Buyer Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, liabilities and rights against Contributor and its Related Persons, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Buyer or the Company or their respective Buyer Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the ownership by Contributor or its Related Persons of the Company or the business of the Company, including pursuant to the Company LLC Agreement or predecessor agreements (and any breaches thereof), whether in law or in equity, in contract, in tort or otherwise, in any capacity (the “Company Released Claims”); provided that, notwithstanding the foregoing, the Company Released Claims shall not include any cause of action, damage, judgment, liability or right pursuant to this Agreement as provided for and limited by this Article X, pursuant to the Operator Agreement or in the event of Fraud.  Each of the Buyer and the Company agrees not to, and to cause its respective Buyer Related Persons not to, assert any Proceeding against Contributor or its Related Persons with respect to the Company Released Claims.

10.10                 Access to Information.

(a)                                 After the Closing Date, Contributor and Buyer shall grant to each other (or their respective designees), and Buyer shall cause the Company to grant to Contributor (or their respective designees), reasonable access at all reasonable times to all of the Records of the Company in its possession or the possession of the Company to the extent such Records are necessary to Contributor in connection with any investigation or audit by a Governmental Authority or any claim or dispute by or with any Person other than Buyer or the Company.  Buyer shall maintain, and shall cause the Company to maintain, such Records until the seventh anniversary of the Closing Date (or for such longer period of time as Contributor shall advise Buyer is necessary in order to have Records available with respect to Tax matters), or if any of the Records pertain to any claim or dispute pending on the seventh anniversary of the Closing Date, Buyer shall maintain any of the Records designated by Contributor or its Representatives until such claim or dispute is finally resolved and the time for all appeals has been exhausted.  Notwithstanding anything herein to the contrary, in the event of a dispute between the Parties, the furnishing of, or access to, the Records shall be subject to applicable rules relating to discovery.

(b)                                 Contributor and its Affiliates may retain a copy of all data room materials and all books and records prepared in connection with the transaction contemplated by this Agreement, including (i) copies of any books and records which may be relevant in connection with the defense of disputes arising hereunder and (ii) copies of all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of the Company; provided that all such material shall be Confidential Information for purposes of Section 6.8(b). This Section 10.10(b) shall survive Closing.

ARTICLE XI
MISCELLANEOUS

11.1                        Notice.

(a)                                 All notices, requests, demands, and other communications required or permitted to be given or made hereunder by Buyer or Contributor (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service or (d) delivered by e-mail of a PDF document, in each case, to

Buyer and Contributor at the addresses set forth on Schedule 11.1 (or at such other addresses as shall be specified by Buyer and Contributor by similar notice).

(b)                                 Notices shall be effective and deemed received (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

11.2                        Entire Agreement.  This Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

11.3                        Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transactions.

11.4                        Disclosure.  Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned to such terms in this Agreement.  Neither the Schedules, the exhibits nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by Contributor, the Company or Buyer not expressly set out in the Agreement, and neither the Schedules, the exhibits, nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from or revising the scope of any of the representations, warranties, or covenants of Contributor, the Company or Buyer in the Agreement.  Any item or matter disclosed or listed on any particular Schedule is deemed to be disclosed or listed on any other Schedule to the extent it is reasonably apparent that such item relates or is applicable to, or is properly disclosed under, such other Schedule or the section of this Agreement to which such other Schedule corresponds, notwithstanding the fact that the Schedules are arranged to correspond to the sections of the Agreement, that a particular section of this Agreement makes reference to a particular Schedule, or that a particular representation, warranty or covenant in this Agreement may not make reference to a Schedule.  Matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules.  The fact that any item of information is contained in the Schedules is not an admission of liability under any applicable Law, and does not mean that such information is material, but rather is intended only to qualify the representations, warranties and covenants in the Agreement and to set forth other information required by the Agreement.  Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, and no Party shall use the specification of any such amount or the inclusion of any such item in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement.  The information set forth on the Schedules or exhibits shall not be used as a basis for interpreting the terms “material”, “materially”, “materiality”, “Material Adverse Effect”, or any similar qualification in this

Agreement.  Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no Party shall use the specification or the inclusion of any such item or matter in any dispute or controversy between or among the Parties as to whether any obligation, item or matter described or not described herein or included or not included in the Schedules is or is not in the ordinary course of business for purposes of the Agreement.  Headings have been inserted in the Schedules for reference only and do not amend the descriptions of the disclosed items set forth in the Agreement.

11.5                        Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law, will, subject to Section 10.4, be cumulative and not alternative.

11.6                        Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by Contributor and Buyer.

11.7                        No Third Party Beneficiary.  Except for the provisions of Sections 6.2(b), 6.6 and Article X (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person; provided that only Buyer and Contributor (and their respective successors and assigns) will have the right to enforce the provisions of this Agreement on its behalf or on behalf of any of its related indemnitees (but shall not be obligated to do so).

11.8                        Assignment; Binding Effect.  Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder.  Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law.  Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

11.9                        Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

11.10                 Invalid Provisions.  Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

11.11                 Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.12                 Governing Law; Venue; and Jurisdiction.

(a)                                 This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas (without regard to any conflict of laws principles thereof).  Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transactions shall be brought and determined by courts of the State of Texas located in Harris County and the federal courts of the United States of America located in the State of Texas, Southern District, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the Transactions in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction.  The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b)                                 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

11.13                 Trust Account Waiver.  Reference is made to the final prospectus of Buyer, filed with the SEC (File No. 333-216409) (the “Prospectus”), and dated as of March 23, 2017. Each of Contributor, the Contributor Members and the Company acknowledges that it has read the Prospectus and understands that Buyer has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO initially in an amount of approximately $1,035.0 million for the benefit of Buyer’s public stockholders and certain parties (including the underwriters of the IPO) and that Buyer may disburse monies from the Trust Account only:  (a) to Buyer’s public stockholders in the event they elect to exercise their Buyer Stockholder Redemption Right, (b) to Buyer’s public stockholders if Buyer fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO, (c) to pay any income taxes with any interest earned on the amounts held in the Trust Account or (d) to Buyer after or concurrently with the consummation of a Business Combination. For and in consideration of Buyer entering into this Agreement with Contributor, the Contributor Members and the Company regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Contributor, the Contributor Members and the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding any provision of this Agreement to the contrary, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Buyer, Contributor, any of the Contributor Members or the Company, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of Contributor, the Contributor Members and the Company hereby irrevocably waives any such claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). Each of Contributor, the Contributor Members and the Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer to induce it to enter in this Agreement, and each of Contributor, the Contributor Members and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent Contributor, any of the Contributor Members or the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, monetary relief against Buyer, Contributor, such Contributor Members or the Company hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Contributor, such Contributor Members or the Company (or any party claiming on such Person’s behalf) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein; provided, that (i) nothing herein shall serve to limit or prohibit Contributor’s, the Contributor Members’ or the Company’s right to pursue a claim against Buyer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, and (ii) nothing herein shall serve to limit or prohibit any claims that the Contributor or the Company may have in the future against Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). In the event Contributor, any of the Contributor Members or the Company or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or Buyer’s public stockholders, whether in the form of money damages or injunctive relief, Buyer shall be entitled to recover from Contributor, such Contributor Member or the Company, as applicable, the associated legal fees and costs in connection with any such action, in the event Buyer prevails in such action or Proceeding.

11.14                 Attorney Waiver.  Buyer agrees, on its own behalf and on behalf of its Subsidiaries and Representatives (including the Company following Closing), that, following Closing, Bracewell LLP may serve as counsel to Contributor and its Affiliates in connection with any matters related to this Agreement and the Transactions, including any dispute arising out of or relating to this Agreement and the Transactions, notwithstanding any representation by Bracewell LLP of the Company prior to the Closing Date.  Buyer, on behalf of itself and its Subsidiaries and Representatives (including the Company after Closing) hereby (a) consents to Bracewell LLP’s representation of Contributor and Contributor’s Affiliates in connection with any matters related to this Agreement and the Transactions, (b) waives any Claim it has or may have that Bracewell LLP has a conflict of interest or is otherwise prohibited from engaging in such representation based on its representation of the Company prior to Closing and (c) agrees that, in the event that a dispute arises between Buyer and/or the Company or any of Buyer’s or the Company’s respective Affiliates, on the one hand, and Contributor and/or Contributor’s Affiliates, on the other hand, Bracewell LLP may represent Contributor and/or Contributor’s Affiliates in such dispute even though the interests of Contributor and Contributor’s Affiliates may be directly adverse to Buyer or the Company or any of Buyer’s or the Company’s respective Affiliates and even though Bracewell LLP may have represented the Company in a matter substantially related to such dispute.  Buyer further agrees that, as to all communications among Bracewell LLP, the Company, Contributor or their respective Affiliates and Representatives prior to Closing that relate in any way to this Agreement or the Transactions, the attorney-client privilege belongs, to the extent such privilege exists, to Contributor and its Affiliates and may be controlled by Contributor and its Affiliates and will not, with respect to such privileged communications, pass to or be claimed by Buyer or the Company or any of Buyer’s or the Company’s respective Affiliates.  To the extent that Buyer, the Company, or any of Buyer’s or the Company’s respective Affiliates has or maintains any ownership of the privilege with respect to these communications, Buyer agrees (on behalf of itself), except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of Contributor.  Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and any other Person (other than Contributor and its Affiliates), on the other hand, after Closing, the Company may assert the attorney-client privilege against such Person to prevent disclosure of confidential communications by or with Bracewell LLP.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

KFM HOLDCO, LLC

By:

By:	/s/ Harlan H. Chappelle
Name:	Harlan H. Chappelle
Title:	President and Chief Executive Officer

Signature Page to Contribution Agreement

KINGFISHER MIDSTREAM, LLC

By: KFM Holdco, LLC

By:	/s/ Michael Christopher
Name:	Michael Christopher
Title:	Secretary and Chief Financial Officer

Signature Page to Contribution Agreement

SILVER RUN ACQUISITION CORPORATION II

By:	/s/ James T. Hackett
Name:	James T. Hackett
Title:	Chief Financial Officer

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Sections 10.9 and 11.13:

ARM-M I, LLC

By: Asset Risk Management, LLC, Manager

By:	/s/ Zachary D. Lee
Name:	Zachary D. Lee
Title:	Chief Executive Officer

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Sections 10.9 and 11.13:

HMS KINGFISHER HOLDCO, LLC

By:	/s/ Michael A. McCabe
Name:	Michael A. McCabe
Title:	Chief Financial Officer and Secretary

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Sections 10.9 and 11.13:

MEZZANINE PARTNERS II DELAWARE SUBSIDIARY, LLC

By: HPS Mezzanine Partners II, LLC, as investment manager

By: HPS Investment Partners, LLC, its sole managing member

By:	/s/ Dom Dimitrievich
Name:	Dom Dimitrievich
Title:	Managing Director

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Sections 10.9 and 11.13:

KFM OFFSHORE, LLC

By: HPS Investment Partners, LLC, as sole managing member

By: HPS Investment Partners, LLC, as managing member

By:	/s/ Dom Dimitrievich
Name:	Dom Dimitrievich
Title:	Managing Director

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Sections 10.9 and 11.13:

KFM INSTITUTIONAL, LLC

By: HPS Mezzanine Partners II, LLC, as investment manager

By: HPS Investment Partners, LLC, as managing member

By:	/s/ Dom Dimitrievich
Name:	Dom Dimitrievich
Title:	Managing Director

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Sections 10.9 and 11.13:

AP MEZZANINE PARTNERS II, L.P.

By: HPS Mezzanine Partners II, LLC, as investment manager

By: HPS Investment Partners, LLC, its sole managing member

By:	/s/ Dom Dimitrievich
Name:	Dom Dimitrievich
Title:	Managing Partner

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Sections 10.9 and 11.13:

JADE REAL ASSETS FUND, L.P.

By: HPS Investment Partners, LLC, its investment member

By:	/s/ Dom Dimitrievich
Name:	Dom Dimitrievich
Title:	Managing Director

Signature Page to Contribution Agreement